UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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STERIS CORPORATION
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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STERIS CORPORATION

5960 Heisley Road ■ Mentor, Ohio 44060-1834 ■ USA

TO OUR SHAREHOLDERS:

The 2015 Annual Meeting of Shareholders of STERIS Corporation will be held at 9:00 a.m., Eastern Time, on Thursday, August 27, 2015, at STERIS Corporation’s Headquarters, 5960 Heisley Road, Mentor, Ohio, USA. At the Annual Meeting, shareholders will be asked to elect ten directors for terms expiring at the 2016 Annual Meeting, to approve the STERIS Corporation Senior Executive Management Incentive Compensation Plan, as amended and restated effective April 1, 2015, to approve, on a non-binding advisory basis, the compensation of our named executive officers, to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm, and to consider a shareholder proposal, if properly presented at the Annual Meeting. We urge our shareholders to attend the meeting and to vote FOR the nominees for director listed in the following Proxy Statement, FOR approval of the STERIS Corporation Senior Executive Management Incentive Compensation Plan, as amended and restated effective April 1, 2015, FOR approval, on a non-binding advisory basis, of the compensation of our named executive officers, FOR the ratification of Ernst & Young LLP as the Company’s independent registered accounting firm, and AGAINST the shareholder proposal, if properly presented at the meeting.

The formal notice of the Annual Meeting and the Proxy Statement containing information relative to the meeting follow this letter. We urge you to read the Proxy Statement carefully and assure that your shares will be voted by using one of the alternative methods of voting described in the Proxy Statement.

Sincerely,

WALTER M ROSEBROUGH, JR.

President and

Chief Executive Officer

JOHN P. WAREHAM

Chairman of the Board

STERIS CORPORATION

5960 Heisley Road ■ Mentor, Ohio 44060-1834 ■ USA

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

AUGUST 27, 2015

The Annual Meeting of Shareholders of STERIS Corporation (the “Company” or “STERIS”) will be held at 9:00 a.m., Eastern Time, on Thursday, August 27, 2015, at STERIS Corporation’s Headquarters, 5960 Heisley Road, Mentor, Ohio, USA, for the following purposes:

1.    To elect ten directors to serve until the Company’s 2016 Annual Meeting of Shareholders;

2.    To approve the STERIS Corporation Senior Executive Management Incentive Compensation Plan, as amended and restated effective April 1, 2015;

3.    To approve, on a non-binding advisory basis, the compensation of our named executive officers;

4.    To ratify the appointment of the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2016;

5.    To consider a shareholder proposal, if properly presented at the Annual Meeting; and

6.    To transact such other business as may properly come before the Annual Meeting.

The Board of Directors has established the close of business on July 1, 2015 as the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting and any adjournments.

The Company’s Annual Report to Shareholders for the year ended March 31, 2015 is available to shareholders. The Proxy Statement accompanies this Notice.

By Order of the Board of Directors,

J. ADAM ZANGERLE
Secretary

July 8, 2015

PLEASE NOTE: Whether or not you expect to be present at the Annual Meeting, please cast your vote over the Internet, by telephone, or by requesting paper proxy materials and returning the signed proxy card. If you attend the Annual Meeting, you may revoke your proxy and vote your shares in person.

PLEASE NOTE: Attendance at the STERIS Corporation Annual Meeting is limited to STERIS shareholders, members of their immediate families, or their formally designated representatives. Shareholders will be required to register and present appropriate picture identification in order to be admitted to the Annual Meeting. STERIS reserves the right to limit items brought to the Annual Meeting, including, without limitation, cameras, recording equipment, electronic devices, packages and other items, and to take other action for the proper, orderly and efficient conduct of the meeting.

STERIS CORPORATION

5960 Heisley Road

Mentor, Ohio 44060

440-354-2600

Annual Meeting of Shareholders

August 27, 2015—9:00 a.m. (Eastern Time)

PROXY STATEMENT

General Information	1
Proxy Voting and Solicitation of Proxies	1
Voting	1
Votes Required to Adopt Proposals	2
Purposes of Annual Meeting	2
Proposal 1 – Election of Directors	3
Nominees for Election as Directors	4
Proposal 2 – Approval of the STERIS Corporation Senior Executive Management Incentive Compensation Plan, as Amended and Restated Effective April 1, 2015	7
Proposal 3 – Approval, on a Non-Binding Advisory Basis, of the Compensation of our Named Executive Officers	10
Proposal 4 – Ratification of the Appointment of the Company’s Independent Registered Public Accounting Firm	11
Proposal 5 – Simple Majority Vote	12
Voting on Other Matters	14
Board of Directors Information	15
Board Meetings and Committees	15
Governance Generally	18
Independent Registered Public Accounting Firm	22
Report of the Audit Committee	23
Executive Compensation	24
Compensation Discussion and Analysis	24
Report of the Compensation Committee	37
Compensation Committee Interlocks and Insider Participation	38
Tabular and Other Executive Compensation Disclosure	38
Potential Payments to Named Executive Officers Upon Termination of Employment or Change of Control	45
Non-Employee Director Compensation	54
Description of Director Compensation for Fiscal 2015	54
Director Compensation Table for Fiscal 2015	55
Non-Employee Director Stock Ownership Guidelines	56
Ownership of Voting Securities	56
5% Owners	56
Stock Ownership of Directors and Executive Officers	57
Section 16(a) Beneficial Ownership Reporting Compliance	58
Shareholder Nominations of Directors and Nominee Criteria	59
Shareholder Proposals	61
Miscellaneous Matters	61
Annual Report	62
Appendix A: STERIS Corporation Senior Executive Management Incentive Compensation Plan, as Amended and Restated Effective April 1, 2015	A-1

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GENERAL INFORMATION

PROXY VOTING AND SOLICITATION OF PROXIES

This Proxy Statement was furnished on or about July 13, 2015, to the shareholders of STERIS Corporation (“STERIS” or the “Company”) of record as of the close of the stock transfer books on July 1, 2015. This Proxy Statement is provided in connection with the solicitation by the Board of Directors of proxies for the 2015 Annual Meeting of Shareholders to be held at 9:00 a.m., Eastern Time, on Thursday, August 27, 2015, at STERIS Corporation’s Headquarters, 5960 Heisley Road, Mentor, Ohio, USA. The cost of soliciting the proxies will be borne by the Company. Our directors, officers and designated employees may solicit proxies in person, by mail, by telephone, fax, or e-mail. They will not receive any additional compensation for these activities. STERIS has engaged a professional proxy solicitation firm, Georgeson Inc. (“Georgeson”), to assist in tracking voting with brokers, banks and other institutional holders. The Company will pay Georgeson a fee of approximately $8,500 for these services. Additional shareholder meeting services may be contracted for additional fees.

As permitted by rules adopted by the Securities and Exchange Commission (“SEC”), we are making this Proxy Statement and our 2015 Annual Report available at www.proxyvote.com. If you received a Notice regarding this availability, the Notice instructs you how to access and review the Proxy Statement and the 2015 Annual Report, as well as the alternative methods to vote your shares – over the Internet, by telephone, or by mailing a completed form of proxy (if requested). If you received a Notice and would like to receive a printed copy of our proxy materials, you should follow the instructions in the Notice for requesting such materials.

If you received a printed copy of the proxy materials, the Company now offers the opportunity to electronically receive future proxy statements and annual reports over the Internet. By using these services, you are not only able to access these materials more quickly, but you are also helping STERIS save resources and reduce printing and postage costs. Online services are available to our registered and beneficial shareholders who have active email accounts and Internet access. Registered shareholders maintain shares in their own names. Beneficial shareholders have shares held on their behalf by a bank or brokerage firm. Beneficial owners will need to complete the bank or brokerage firm process for requesting electronic delivery. If you have accounts with multiple banks and/or brokers, you will need to complete the process for each account. Upon completion of your enrollment, you will receive an email confirming your election to use the online services. Your enrollment in the online program will remain in effect as long as your account remains active or until you cancel your enrollment.

VOTING

As of the record date set by the Board of Directors (July 1, 2015), the Company had 59,840,893 Common Shares outstanding and entitled to vote at the 2015 Annual Meeting, each of which is entitled to one vote. Under the Ohio General Corporation Law, the shares may be voted cumulatively in the election of directors if (a) notice in writing is given by a shareholder of record to the President, a Vice President, or the Secretary of the Company not less than 48 hours before the time fixed for holding the meeting that the shareholder desires the voting in the election to be cumulative, and (b) an announcement of the giving of the notice is made upon the convening of the meeting by the Chairman or the Secretary or by or on behalf of the shareholder giving the notice. If cumulative voting is in effect, each shareholder will have the right to cumulate the shareholder’s votes and to give one nominee a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder’s shares are entitled, or the shareholder may distribute the shareholder’s votes on the same principle among two or more nominees. In the event of cumulative voting, unless contrary instructions are received, the persons named in the enclosed proxy will vote the shares represented by valid proxies on a cumulative basis for the election of the nominees listed on pages 4 and 5, allocating the votes among the nominees in accordance with their discretion. Pursuant to the Ohio General Corporation Law, a shareholder may revoke a proxy by giving notice to the Company in writing, in a verifiable communication, in open meeting, or by submitting a subsequent proxy.

VOTES REQUIRED TO ADOPT PROPOSALS

Common Shares represented by properly executed proxies will be voted in accordance with the specifications made thereon. If no specification is made, proxies will be voted FOR the election of the director nominees named in this Proxy Statement, FOR approval of the STERIS Corporation Senior Executive Management Incentive Compensation Plan, as amended and restated effective April 1, 2015, FOR approval, on a non-binding advisory basis, of the compensation of our named executive officers, FOR the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm, and AGAINST the shareholder proposal, if properly presented at the Annual Meeting.

Abstentions and broker non-votes are tabulated in determining the votes present at a meeting for purposes of determining a quorum. Director nominees receiving the greatest number of votes cast will be elected as directors provided a quorum is present at the meeting in person or by proxy. An abstention or a broker non-vote will have no effect with respect to the election of a director nominee. On any proposal requiring approval by a specified percentage of the Company’s Common Shares that are outstanding or that are present at the meeting, an abstention or a broker non-vote will have the same effect as a vote against approval of the proposal, as each abstention or broker non-vote will be one less vote for the proposal. An abstention or broker non-vote will have no effect on any proposal requiring only a majority of the votes cast as the abstention or broker non-vote will not be counted in determining the number of votes cast.

Shareholder votes will be tabulated by an independent inspector of elections for the Annual Meeting.

PURPOSES OF ANNUAL MEETING

The Annual Meeting has been called for the purposes of (1) electing ten directors to serve until the Company’s 2016 Annual Meeting of Shareholders, (2) approving the STERIS Corporation Senior Executive Management Incentive Compensation Plan, as amended and restated effective April 1, 2015, (3) approving, on a non-binding advisory basis, the compensation of the Company’s named executive officers, (4) ratifying the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2016, (5) considering a shareholder proposal, if properly presented at the Annual Meeting and (6) transacting such other business as may properly come before the meeting.

The persons named in the accompanying proxy form have been selected by the Board of Directors and will vote shares represented by valid proxies. They have indicated that, unless otherwise specified in the proxy, they intend to vote to elect as directors the ten nominees listed on pages 4 and 5, to approve the STERIS Corporation Senior Executive Management Incentive Compensation Plan, as amended and restated effective April 1, 2015, to approve, on a non-binding advisory basis, the compensation of our named executive officers, to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm, and to vote against a shareholder proposal, if properly presented at the Annual Meeting.

PROPOSAL 1 – ELECTION OF DIRECTORS

Our Board of Directors (sometimes referred to as the “Board”) currently has ten members. The Board, after considering the recommendation of the Nominating and Governance Committee, unanimously nominated the ten nominees listed below for election to the Board at the Annual Meeting.

The directors elected at the Annual Meeting will hold office until the 2016 Annual Meeting of Shareholders or until their successors are duly elected and qualified, subject to their earlier death, resignation or removal. Unless otherwise instructed, the persons named in the accompanying proxy form intend to vote the proxies held by them for the election of the ten nominees named below. The Board has no reason to believe that any of the nominees will be unable to serve as a director. In the event, however, of the death or unavailability of any nominee or nominees, a proxy with a vote for such nominee or nominees will be voted for such other person or persons as the Board may recommend unless the Board, in response to the death or unavailability, chooses to reduce the size of the Board or the number of directors, or take other action.

PROPOSAL 1: To elect Richard C. Breeden, Cynthia L. Feldmann, Jacqueline B. Kosecoff, David B. Lewis, Kevin M. McMullen, Walter M Rosebrough, Jr., Mohsen M. Sohi, John P. Wareham, Loyal W. Wilson, and Michael B. Wood as directors for terms expiring at the 2016 Annual Meeting of Shareholders.

Ms. Feldmann, Drs. Kosecoff, Sohi and Wood and Messrs. Breeden, McMullen, Lewis, Rosebrough, Wareham and Wilson were all last elected as directors by the shareholders at the 2014 Annual Meeting for terms expiring at the 2015 Annual Meeting.

NOMINEES FOR ELECTION AS DIRECTORS

As to all the nominees, the following provides their age, the year in which each became a STERIS director, their principal occupations and recent employment history, and any directorships held in companies having securities registered pursuant to the Securities Exchange Act of 1934 during the last five years.

Richard C. Breeden, age 65, director since April 2008, and Chairman and CEO of Breeden Capital Management LLC, a manager of equity investment funds, since 2005. He has also served since 1996 as Chairman of Richard C. Breeden & Co., LLC, a professional services firm that provides a wide range of consulting services. Mr. Breeden also from time to time handles asset distributions to victims of unlawful conduct, typically on behalf of U.S. Government agencies. Since late 2012, Mr. Breeden has served as Special Master on behalf of the U.S. Department of Justice (“DOJ”) to administer and distribute through the Madoff Victim Fund just over $4 billion in forfeited assets to victims of the fraud at Madoff Securities. Mr. Breeden also is currently handling distributions of Fair Funds aggregating over $1 billion for the SEC in cases involving British Petroleum’s disclosures involving the oil spill in the Gulf of Mexico, and J.P. Morgan’s disclosures involving the so-called “London Whale”. Mr. Breeden has previously handled asset distributions to victims of unlawful conduct at WorldCom, Enron, Adelphia, Royal Dutch Shell and other companies. From 2005 to 2009, Mr. Breeden served as Corporate Monitor of KPMG LLP on behalf of DOJ under a deferred prosecution agreement between DOJ and KPMG relating to tax shelter frauds. From 1989 to 1993, Mr. Breeden served as Chairman of the SEC. Mr. Breeden also currently is serving a statutory three year term as a member of the Standing Advisory Group of the Public Company Accounting Oversight Board. During the past five years, Mr. Breeden has also served on the boards of Zale Corporation and H&R Block, Inc., where he was non-executive Chairman as well as a director.

Cynthia L. Feldmann, age 62, director since March 2005 and President and Founder of Jetty Lane Associates, a consulting firm, from December 2005 to December 2011. Ms. Feldmann is a retired certified public accountant with 27 years of experience in two large global accounting firms. From 2003 to 2005 Ms. Feldmann served as the Life Sciences Business Development Officer for the Boston law firm Palmer & Dodge, LLP. From 1994 to 2002, Ms. Feldmann was a partner with KPMG LLP, primarily serving as Partner-in-Charge of its National Medical Technologies Practice. From 1975 to 1994, Ms. Feldmann was employed by Coopers & Lybrand (now PricewaterhouseCoopers LLP), and during that time was named Partner-in-Charge of its Life Sciences practice. Ms. Feldmann has a Bachelor of Science, Accounting, from Boston College and holds a Master Professional Director Certification from the American College of Corporate Directors. Ms. Feldmann is a director of Hanger, Inc. and HeartWare International, Inc.

Jacqueline B. Kosecoff, age 66, director since October 2003 and, since March 2012, Managing Partner, Moriah Partners, LLC, a private equity firm focused on health services and technology and Senior Advisor to Warburg Pincus LLC, a private equity fund. She also has served as a member of the Executive Advisory Board of SAP America, Inc., a software and enterprise applications provider, since November 2010. From October 2007 to November 2011, Dr. Kosecoff served as Chief Executive Officer of OptumRx (formerly named Prescriptions Solutions), a pharmacy benefits management company and subsidiary of UnitedHealth Group, and continued to serve as a senior advisor to OptumRx from December 2011 to February 2012. Dr. Kosecoff served as Chief Executive Officer of Ovations Pharmacy Solutions, a UnitedHealth Group company, from December 2005 to October 2007. From July 2002 to December 2005, Dr. Kosecoff served as Executive Vice President, Specialty Companies, of PacifiCare Health Systems, Inc., one of the nation’s largest consumer health organizations. From 1998 to 2002, Dr. Kosecoff was President and Founder of Protocare, Inc., a firm involved in the development and testing of drugs, devices, biopharmaceutical and nutritional products, and consulting and analytic services. Dr. Kosecoff is a director of Sealed Air Corporation and athenahealth, Inc.

David B. Lewis, age 71, director since July 2010. Mr. Lewis has been of counsel since August 1, 2014 with the firm of Lewis & Munday, a Detroit based law firm with offices in Washington, D.C. and New York, NY. He was a partner in the firm from 1982 to August 2014 and served as its Chairman from 1982 to January 2011. He is a director of H&R Block, Inc. and The Kroger Company. Previously, Mr. Lewis served on the Boards of Conrail, Inc., LG&E Energy Corp., M.A. Hanna, TRW, Inc., and Comerica, Inc.

Kevin M. McMullen, age 55, director since July 2000, and Chairman of the Board, Chief Executive Officer, and President of OMNOVA Solutions Inc., a major innovator of decorative and functional surfaces, emulsion polymers, and specialty chemicals, since February 2001. Mr. McMullen was President of GenCorp Inc.’s Decorative & Building Products business unit from 1996 until GenCorp’s spin-off of OMNOVA in 1999. Mr. McMullen became President and Chief Operating Officer of OMNOVA in 2000. Before joining GenCorp, Mr. McMullen was employed by General Electric Corporation in its Commercial & Industrial Lighting business from 1991 to 1996, and McKinsey & Company from 1985 to 1991.

Walter M Rosebrough, Jr., age 61, director and President and Chief Executive Officer of STERIS Corporation since October 2007. From February 2005 to September 2007, Mr. Rosebrough served as President and CEO of Coastal Hydraulics, Inc., a hydraulic and pneumatic systems company he purchased in 2005, and he continues to serve as its non-executive Chairman. Previously, Mr. Rosebrough spent nearly 20 years in the healthcare industry in various roles as a senior executive with Hill-Rom Holdings, Inc. (at the time, Hillenbrand Industries, Inc.), a worldwide provider of medical equipment and related services, including President and CEO of Support Systems International and President and CEO of Hill-Rom.

Mohsen M. Sohi, age 56, director since July 2005, and since July 2012, CEO of Freudenberg and Co., a general multi-industry company serving industries that include automotive, medical, aerospace, oil and gas and power generation and transmission. From July 2010 to June 2012, Dr. Sohi served as Managing Partner of Freudenberg and Co. From March 2003 through June 2010, Dr. Sohi served as President and Chief Executive Officer of Freudenberg-NOK, a privately-held joint venture partnership between Freudenberg and NOK Corp. of Japan, the world’s largest producer of elastomeric seals and custom molded products for automotive and other applications. From January 2001 to March 2003, Dr. Sohi was with NCR Corporation, a leading global technology company, most recently as the Senior Vice President, Retail Solutions Division. Prior to NCR, Dr. Sohi was with Honeywell International Inc. and its pre-merger constituent, Allied Signal, Inc., providers of aerospace, automation & control solutions, specialty materials and transportation systems, for 14 years, serving from July 2000 to January 2001 as President, Honeywell Electronic Materials. Dr. Sohi previously served as a director of Aviat Networks, Inc. (formerly known as Harris Stratex Networks, Inc.) from 2007 until January 2015.

John P. Wareham, age 73, director since November 2000. Mr. Wareham was appointed Chairman of the Board of Directors of STERIS in May 2005. In April 2005, Mr. Wareham retired as Chairman of the Board and Chief Executive Officer of Beckman Coulter, Inc., a leading provider of laboratory systems and complementary products used in biomedical analysis, a position which he held since February 1999. Previously Mr. Wareham served as President and Chief Operating Officer of Beckman Coulter, a position he assumed in 1993. Mr. Wareham is a director of ResMed Inc. Mr. Wareham previously served on the Boards of Beckman Coulter, Inc., Greatbatch, Inc. and Accuray Incorporated.

Loyal W. Wilson, age 67, director since 1987, and since the end of December 2013, Founder and Senior Advisor of Primus Capital Partners, Inc., a private equity investment and management firm. From 1994 to December 2013, Mr. Wilson served as Managing Director of Primus Capital Partners, Inc. From 1983 to 1994, Mr. Wilson served as a Managing Partner of Primus Venture Partners, L.P. Primus invests in established, high growth firms in the healthcare, software, technology enabled business services, and education industries.

Michael B. Wood, age 71, director since October 2004, and from August 2004 to the present a consultant orthopedic surgeon at the Mayo Clinic in Jacksonville, Florida and a Professor of Orthopedics at the Mayo Clinic College of Medicine. Dr. Wood served as President Emeritus of the Mayo Clinic Foundation from February 2003 until February 2004, and President and CEO of the Mayo Clinic Foundation from 1999 to 2003. The Mayo Clinic Foundation is a charitable, not-for-profit organization based in Rochester, Minnesota, and is the parent corporate entity of the Mayo Clinics in Minnesota, Florida and Arizona. Dr. Wood served as a director of Cubist Pharmaceuticals, Inc. until June 2014.

The Board of Directors believes that each of the director nominees has the necessary personal and professional ethics, integrity, experience, commitment, judgment, diversity of background, and other attributes to make them well qualified to serve as a director of STERIS.

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Mr. Breeden’s experience as Chairman of the U.S. Securities and Exchange Commission, CEO of an investment advisory firm, and a director of several public companies. Mr. Breeden’s experience provides our Board with extensive managerial, governance and regulatory insights regarding issues facing public companies. As an investor, Mr. Breeden also provides valuable insight on issues such as shareholder return, executive compensation programs, and capital structure.

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Ms. Feldmann’s experience as Partner-in-Charge of a national medical technologies practice and Life Sciences practice for leading public accounting firms and director of publicly traded companies. Ms. Feldmann’s overall experience and financial expertise supports the Board’s oversight of critical financial policy, reporting and risk matters encountered by public companies.

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Dr. Kosecoff’s experience as a Chief Executive Officer for a number of large healthcare organizations and a director of publicly traded companies. Dr. Kosecoff’s background provides our Board with extensive managerial, government and regulatory experiences and insight in the healthcare industry.

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Mr. Lewis’s many years experience as a practicing attorney and as a director of several public companies. Mr. Lewis’s background provides our Board with an important perspective regarding legal, regulatory and financial issues (although he does not serve in a legal capacity or provide legal advice to STERIS or our Board).

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Mr. McMullen’s experience as Chairman, President, and Chief Executive Officer of a publicly traded company. Mr. McMullen’s experience as chief executive of an international public company with a diverse employee population brings significant understanding of managerial, human resources and compensation matters to the Board.

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Mr. Rosebrough’s experience as President and Chief Executive Officer for several corporations and many years experience as a senior executive in the healthcare industry. Mr. Rosebrough leads the Company’s management team, assists the Board in its oversight of the Company and provides unique perspectives into the healthcare industry and our operations, direction and strategies.

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Dr. Sohi’s experience as President and Chief Executive Officer of international industrial companies and international operating experience. Dr. Sohi provides our Board with substantial manufacturing, operational and international experience, which are important factors for the Board’s oversight and the Company’s strategies.

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Mr. Wareham’s many years as Chairman and Chief Executive Officer of a publicly traded corporation in the biomedical field, as well as other senior executive and board of director positions. Mr. Wareham’s broad-based experience and leadership roles provide the Board and the Company with extraordinary healthcare industry perspectives and insights.

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Mr. Wilson’s many years experience as Managing Director of a private equity investment and management firm. Mr. Wilson provides valuable managerial, investment, and financial experience that support the Board’s oversight of management and issues generally facing public companies.

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Dr. Wood’s experience as President and CEO of one of the most prestigious medical organizations in the world and as a director of the Institute for Healthcare Improvement. Dr. Wood provides the Board with the unique perspective of a user of medical instrumentation, as a surgeon, as well as hospital managerial experience as the former CEO of The Mayo Clinic Foundation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF RICHARD C. BREEDEN, CYNTHIA L. FELDMANN, JACQUELINE B. KOSECOFF, DAVID B. LEWIS, KEVIN M. MCMULLEN, WALTER M ROSEBROUGH, JR., MOHSEN M. SOHI, JOHN P. WAREHAM, LOYAL W. WILSON AND MICHAEL B. WOOD.

PROPOSAL 2 – APPROVAL OF THE STERIS CORPORATION SENIOR EXECUTIVE MANAGEMENT INCENTIVE COMPENSATION PLAN, AS AMENDED AND RESTATED EFFECTIVE APRIL 1, 2015

The Board unanimously recommends a vote for approval of the STERIS Corporation Senior Executive Management Incentive Compensation Plan, as amended and restated effective April 1, 2015. The purpose of the Senior Executive Management Incentive Compensation Plan (“Plan”) is to attract and retain key executives for the Company and its subsidiaries and to provide such persons with incentives for superior performance and align their interests with the long-term interests of shareholders. Incentive compensation payments made under the Plan are intended to constitute qualified “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code, as amended (the “Code”), and Section 1.162-27 of the Treasury Regulations promulgated thereunder. Generally, Section 162(m) prevents a “publicly-held corporation” from receiving a federal income tax deduction for compensation in excess of $1 million for any year paid to a company’s principal executive officer or any one of the three most highly compensated other executive officers (except the chief financial officer), unless that compensation is performance-based. One of the requirements of “performance-based compensation” for purposes of Section 162(m) is that the Company’s shareholders approve the material terms of the plan under which the compensation is paid, and that any plan so approved be reapproved by the company’s shareholders every five years after the original approval (if the Compensation Committee has authority to change targets) or be reapproved by the shareholders if material terms of the plan are modified. The Plan was initially approved by the Company’s shareholders at the 2005 Annual Meeting, and an amendment and restatement thereof was approved again by the Company’s shareholders at the 2010 Annual Meeting. The Plan, in the form attached as Appendix A, deletes the 2015 sunset provision contained in the 2010 version of the Plan. If approved by the Company’s shareholders at the 2015 Annual Meeting, the Plan, as amended and restated, would be effective April 1, 2015.

To qualify under Section 162(m) of the Code, the Plan restricts the Compensation Committee of the Board from exercising discretion in making incentive compensation adjustments to meet individual circumstances and reflect the outcome of individual performance to the extent required by Section 162(m). The Plan also requires the Compensation Committee to use goals and formulas that could be verified by an independent third party, without the exercise of discretion. However, the Plan does authorize the Compensation Committee to exercise discretion to reduce the amount of compensation that might otherwise be payable under the Plan.

Summary of Terms. The following is a summary of the terms of the Plan, as amended and restated, and is qualified in its entirety by reference to the complete text of the Plan, which is set forth in Appendix A to this Proxy Statement.

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Administration. The Plan is administered by the Compensation Committee or any other committee appointed by the Board to administer the Plan (consisting of at least two directors, each of whom must be an “outside director” within the meaning of Section 162(m) of the Code). In administering the Plan, the Compensation Committee has full power and authority to interpret and administer the Plan and has the exclusive right to establish Performance Objectives (as defined below) and the amount of incentive compensation payable upon achievement of such objectives, subject to the limitations contained in the Plan.

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Eligible Executive. Participation in the Plan will be limited to “Eligible Executives,” which are defined as the Company’s Chief Executive Officer and any other executive officer or other employee of the Company or a subsidiary designated by the Compensation Committee. It is anticipated that only those employees whose compensation might create Section 162(m) issues for the Company will be selected for participation. For the Company’s 2016 fiscal year, there will be only one Eligible Executive—the Company’s President and Chief Executive Officer—participating in the Plan.

•	Performance Objectives. An Eligible Executive’s right to receive compensation under the Plan depends on achievement of one or more specified “Performance Objectives”. Performance Objectives may be

described in terms of Company-wide objectives or objectives that are related to the performance of the individual Eligible Executive or of the subsidiary, division, department or function within the Company or one or more subsidiaries in which the Eligible Executive is employed or for which the Eligible Executive has responsibilities. The Performance Objectives shall be limited to specified levels of Company (or subsidiary, division, department or function) performance, or such performance relative to peer company performance, in one or more, or a combination, of the following: earnings per share, return on invested capital, return on total capital, return on assets, return on equity, total shareholder return, stock value, net income, revenue, free cash flow, cash flow, operating profit, gross margin and/or contribution margin, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, productivity improvement, and expense or liability reduction.

•	Awards.

•

Not later than the 90th day of each fiscal year, the Compensation Committee shall establish the Performance Objectives for all Eligible Executives and the amount of incentive compensation payable (or formula for determining such amount) upon full achievement of the specified Performance Objectives for that fiscal year. The Compensation Committee may further specify in respect of the specific Performance Objectives a minimum acceptable level of achievement below which no incentive compensation payment will be made and set forth a formula for determining the amount of any payment to be made if performance is at or above the minimum acceptable level but falls short of full achievement of the specific Performance Objectives or exceeds full achievement of the specified Performance Objectives. The Compensation Committee may not modify any terms of awards established for a particular fiscal year, except in connection with the death or disability of an Eligible Executive or a Change of Control (as defined in the Plan) or to the extent that after such modification the incentive compensation would continue to constitute qualified “performance-based compensation” for purposes of Section 162(m).

•

A Change of Control may include any person or group becoming the beneficial owner of 50% or more (or in some cases as little as 15%) of the Company’s then outstanding Common Shares, the commencement or public announcement of a tender offer for 15% or more of the Company’s Common Shares; certain changes in a majority of the Board membership within a 24-month period; the consummation of certain mergers or consolidations, or dispositions of all or substantially all of the assets or the Company; or a person’s proposal of a “Control Share Acquisition” of the Company within the meaning of the Ohio General Corporation Law.

•

The Compensation Committee retains the discretion to reduce the amount of any incentive compensation that would be otherwise payable to an Eligible Executive (including a reduction in such amount to zero).

•

Notwithstanding any other provision of the Plan to the contrary, the incentive compensation paid to an Eligible Executive under the Plan for a fiscal year shall not exceed two and one-half (2 1/2) times the annual base salary of the Eligible Executive, and in no event shall such incentive compensation exceed $2,500,000.00.

•

Committee Determination. As soon as practicable after the end of each fiscal year, the Compensation Committee shall determine whether and the extent to which the Performance Objectives have been achieved and the amount of the incentive compensation to be paid to each Eligible Executive for such fiscal year and shall document such determinations. Any incentive compensation payable in respect of any fiscal year must be paid no later than 2-1/2 months after the end of the fiscal year.

•

“Clawback” Provision. Should the Company’s financial statements for any fiscal year beginning with fiscal year 2016 be restated due to material noncompliance with financial reporting requirements, as a result of intentional misconduct of an Eligible Executive, the Compensation Committee has the discretion to require the Eligible Executive to return or forfeit, as applicable, all or a portion of his incentive award or payment for that fiscal year up to the amount by which the incentive award or payment exceeded the amount that would have been payable had the Company’s financials statements been initially filed as restated, as determined by the Compensation Committee. Recovery may be effected through a variety of means, as determined by the Compensation Committee.

•

Amendment and Termination. The Compensation Committee may amend the Plan from time to time, subject to certain Plan limitations and provided that any such amendment is subject to shareholder approval to the extent required to satisfy Section 162(m). The Compensation Committee or Board may also terminate the Plan, on a prospective basis only, at any time.

•

Effective Date. Subject to its approval by the shareholders, the Plan, as amended and restated, shall become effective for Company fiscal years beginning on and after April 1, 2015 and shall remain effective, subject to any further shareholder approvals (or reapprovals) mandated for performance-based compensation under Section 162(m), and subject to the above termination provisions.

Material Changes. Changes to the Plan, as amended and restated, that may be deemed material are the extension of the term of the Plan and the deletion of the 2015 sunset provision.

Plan Benefits. Since the Plan affords the Compensation Committee discretion in selecting Eligible Employees and establishing target incentive compensation (subject to the maximum annual limit per person noted above), it is not possible to determine the amount of the benefits that may become payable under the Plan in respect of 2016 and succeeding fiscal years. The incentive compensation that was payable under the Plan to the Company’s President and CEO in respect of the Company’s 2015 fiscal year is shown under “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.

Federal Income Tax Consequences. Under present federal income tax law, a Plan participant will be taxed at ordinary income rates on the amount of any payment received pursuant to the Plan. Generally, and subject to the provisions of Section 162(m), the Company will receive a federal income tax deduction corresponding to the amount of income recognized by a Plan participant.

2016 Awards. The Compensation Committee has established the performance objectives and the parameters for amounts of incentive compensation payable upon achievement of the performance objectives, subject to shareholder approval of the Plan.

PROPOSAL 2: To approve the STERIS Corporation Senior Executive Management Incentive Compensation Plan, as Amended and Restated Effective April 1, 2015.

Approval of Proposal 2 will require the affirmative vote of the holders of a majority of the Common Shares represented in person or by proxy and entitled to vote at the Annual Meeting. Proxies will be voted to approve the STERIS Corporate Senior Executive Management Incentive Compensation Plan as Amended and Restated Effective April 1, 2015, in the absence of instructions to the contrary.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE STERIS CORPORATION SENIOR EXECUTIVE MANAGEMENT INCENTIVE COMPENSATION PLAN, AS AMENDED AND RESTATED EFFECTIVE APRIL 1, 2015.

PROPOSAL 3 – APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

We believe that our compensation policies and procedures are based on a pay-for-performance philosophy and are aligned with the long-term interests of our shareholders. However, to obtain the specific input of shareholders with respect to these policies and procedures in accordance with the provisions of the Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) and Section 14A of the Securities Exchange Act of 1934, the proposal described below provides shareholders with the opportunity to approve, on a non-binding advisory basis, the compensation of our named executive officers.

This proposal, commonly known as a “Say on Pay” proposal, gives shareholders the opportunity to provide input—to endorse or not endorse – the compensation of the Company’s named executive officers. We are currently conducting say-on-pay votes every year, and expect to hold the next say-on-pay vote in connection with our 2016 Annual Meeting. We strongly encourage you to carefully review the Compensation Discussion and Analysis and compensation tables and narrative discussions and related material beginning on page 24 of this Proxy Statement. Thereafter, we request your input on the compensation of the Company’s named executive officers through your vote on the following resolution:

“Resolved, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to the disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussions, is approved on a non-binding advisory basis.”

The non-binding resolution to approve the compensation of our named executive officers will be considered adopted if approved by the affirmative vote of the holders of a majority of the Common Shares represented in person or by proxy and entitled to vote at the Annual Meeting. Because your vote is advisory, it will not be binding upon the Board or the Compensation Committee. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions.

PROPOSAL 3: To approve, on a non-binding advisory basis, the compensation of our named executive officers.

Approval of Proposal 3 will require the affirmative vote of the holders of a majority of the Common Shares represented in person or by proxy and entitled to vote at the Annual Meeting. Proxies will be voted to approve, on a non-binding advisory basis, the compensation of our named executive officers in the absence of instructions to the contrary.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL 4 – RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP has been reappointed as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2016 by the Audit Committee of the Board. The Board recommends ratification of this appointment by the shareholders.

PROPOSAL 4: To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2016.

Approval of Proposal 4 will require the affirmative vote of the holders of a majority of the Common Shares represented in person or by proxy and entitled to vote at the Annual Meeting. Approval of Proposal 4 will not preclude the Board or Audit Committee from selecting a different registered public accounting firm at any time during the fiscal year if it determines such change would be in the best interest of the Company and our shareholders. Proxies will be voted to approve this proposal in the absence of instructions to the contrary.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 31, 2016.

PROPOSAL 5 – SIMPLE MAJORITY VOTE

We have received a proposal dated February 3, 2015 for submission at the Annual Meeting sponsored by James McRitchie and Myra K. Young of Elk Grove, California. The proponents state they have held Company stock for over a year, and will continue to hold the stock until the Annual Meeting. The proponents also have provided us with a copy of a letter to them from a stockbroker stating that for more than thirteen months they have held fifty (50) shares of Company stock. Mr. McRitchie and Ms. Young request that they be identified as the proponents of the proposal exclusively. The proponents also state in their letter to the Company that they have authorized a John Chevedden to act as their agent with respect to the proposal and that the proposal will be presented at the Annual Meeting.

The proposal presented, titled “Simple Majority Vote,” which title is part of the proposal, is as follows:

“RESOLVED, Shareholders request that our board take the steps necessary so that each voting requirement in our charter and bylaws that calls for a greater than simple majority vote be eliminated, and replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws. If necessary this means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws.

Shareowners are willing to pay a premium for shares of companies that have excellent corporate governance. Supermajority voting requirements have been found to be one of 6 entrenching mechanisms that are negatively related to company performance according to “What Matters in Corporate Governance” by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School. Supermajority requirements are used to block initiatives supported by most shareowners but opposed by a status quo management.

This proposal topic won from 74% to 88% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs, FirstEnergy, McGraw-Hill and Macy’s. The proponents of these proposals included Ray T. Chevedden and William Steiner. Currently a 1%-minority can frustrate the will of our 74%-shareholder majority. In other words a 1%-minority could have the power to prevent shareholders from improving our bylaws.

Please vote to protect shareholder value.”

Your Board of Directors recommends that you vote “AGAINST” this proposal.

The shareholder proposal requests that your Board take the steps necessary so that each shareholder voting requirement in our Amended Articles of Incorporation (later referred to as the Amended Articles) and Amended and Restated Regulations (later referred to as the Amended Regulations) that calls for a greater than simple majority vote be changed to require a majority of the votes cast for and against the applicable proposal. Alternatively, the proposal would allow a simple majority where necessary to comply with applicable laws. Based on the reasons described below, your Board recommends that you vote against this proposal.

First, the Company already has majority voting as its standard for most decisions of corporate governance. The Company’s Amended Articles provide that “the holders of a majority of voting shares of the [Company] regardless of class shall be sufficient to constitute the required authorization or approval” for any purpose. The sole exception to this provision is a requirement that the affirmative vote of the holders of shares entitled to exercise 75% of the voting power of the Company be received to amend or repeal those provisions of the Company’s Amended Articles that make the provisions of Section 1701.831 of the Ohio Revised Code (control share acquisition provisions) inapplicable to the Company. Control share acquisition provisions deal generally with tender offers.

The Company’s Amended Regulations provide for higher than a majority vote only with respect to amending the Amended Regulations with respect to the following matters: calling special meetings of shareholders, shareholder proposals, nomination and election of directors, and director resignations, removal and vacancies. These provisions have the same 75% requirement as described above.

Accordingly, your Board recommends that you vote against this proposal first and foremost because the Company already operates under a majority vote standard for most matters.

Second, while the proponents of the proposal describe it as intended to establish “majority voting”, in reality the standard proposed would allow fundamental protections of shareholders contained in the Amended Regulations to be changed by a vote of as little as 25% plus one of the outstanding shares. Thus, the proposal would establish “minority vote” for those matters described. Your Board believes that such a low standard would make it easier for certain minority shareholders to potentially remove directors or gain control of the company without paying a control premium. Various tactics of hostile takeover campaigns could be adopted by as little as a 25% plus one vote. If a large shareholder already held 10% of the outstanding shares, for example, it would only require the vote of another 15% of shareholders to enact proposals that might fundamentally impair shareholder value.

The shareholder proponents’ statement in support of the shareholder proposal states that “[s]hareholders are willing to pay a premium for shares of corporations that have excellent corporate governance.” The Board is firmly committed to good corporate governance and your Board believes that the Company today practices excellent corporate governance. Indeed, in the Board’s view, the proposal would weaken, not strengthen, the quality of the Company’s governance.

Finally, your Board has adopted a wide range of practices and procedures that promote effective Board oversight. Certain of the Company’s governance rules and programs include the following:

•	Majority voting for all decisions with limited exceptions described above.

•	The Company has separate positions for the Chairman and Chief Executive Officer; such separation has existed since July 2000, and the Board is committed to maintaining this separation.

•	The Board’s membership is comprised of nine independent directors and the CEO; the CEO is the only “non-independent” director.

•	The membership of the Board reflects considerable diversity.

•	The Company does not have either a shareholder rights plan (also known as a poison pill) or employment contracts for senior executives.

•	The Company does not have a classified or staggered Board.

•	Directors and executives are required to own shares of the Company in excess of mandatory minimums.

•	The independent Chairman presides over all regular board meetings, as well as executive sessions at which management is not present.

•	The Company’s Nominating and Governance Committee regularly reviews the Company’s governance policies to address any potential improvements that would be in the interests of all shareholders.

As of June 5, 2015, Institutional Shareholder Services, Inc. (“ISS”), rated the Company with a Governance QuickScore rating of “1”, the best possible rating on its scale of 1 to 10. Additionally, the Company’s governance policies and practices fully comply with all corporate governance standards of the SEC and the NYSE.

A number of publicly-traded companies have supermajority provisions for matters similar to those for which the Company has supermajority voting provisions in order to prevent one or more shareholders from taking action to benefit themselves that might effectively deprive other shareholders of long term value.

Your Board believes that the broad general requirement of majority voting in place at the Company today, coupled with limited supermajority voting requirements on certain corporate matters, provides an appropriate balance to help protect shareholders against self-interested actions by certain shareholders who may seek to advance their interests over the interests of other shareholders of the Company. The limited areas in which the

Company has a supermajority vote exception to our general standard of majority voting do not preclude changes to our organizational documents or other actions. Rather, these limited exceptions help to ensure that such actions are agreed upon by a broad base of shareholders given that they could significantly affect the value of all shares.

Consistent with our current practice, the Board will continue to evaluate the future implementation of appropriate corporate governance measures. However, for the reasons discussed above, the Board does not believe it is in the best interests of all shareholders or the Company to implement the proponent’s requirement for the lowest possible threshold on all matters on which shareholders vote. Accordingly, your Board recommends a vote against this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL.

PROPOSAL 5: Simple Majority Vote.

Approval of Proposal 5 will require the affirmative vote of the holders of a majority of the Common Shares represented in person or by proxy and entitled to vote at the Annual Meeting. Proxies will be voted against this proposal in the absence of instructions to the contrary

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

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UNLESS OTHERWISE SPECIFIED, THE PROXY HOLDERS WILL VOTE FOR

PROPOSALS 1, 2, 3, AND 4 AND AGAINST PROPOSAL 5.

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VOTING ON OTHER MATTERS

We have no knowledge of any other matters to be presented for vote to the shareholders at the Annual Meeting. In the event other matters do properly come before the meeting, the persons named in the proxy form will vote in accordance with their judgment on such matters.

BOARD OF DIRECTORS INFORMATION

BOARD MEETINGS AND COMMITTEES

Our Board of Directors met nine times during the fiscal year ended March 31, 2015. The Board has four standing committees – the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and the Compliance Committee. Each committee has adopted a written charter that may be found at http://www.steris.com/about/ir/corpgovbridge.cfm. A copy of each charter will also be made available upon a request sent to the Company’s Secretary. From time to time, our Board has also established various special committees.

Audit Committee

Messrs. Lewis, Breeden and Wilson, Ms. Feldmann and Dr. Sohi are the current members of the Audit Committee. The Audit Committee provides oversight relating to the integrity of the Company’s financial statements and financial reporting process, including its systems of internal accounting and financial controls, the internal audit process, the annual independent audit of the Company’s annual financial statements, compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and related matters. SEC rules provide that only a person who meets certain independence criteria may serve on the audit committee of a public company. The Board has determined that Messrs. Lewis, Breeden and Wilson, Ms. Feldmann and Dr. Sohi each meet those independence criteria for audit committee members and that all such members also are independent within the meaning of the NYSE listing standards, and are “financially literate” and have accounting or related financial expertise within the meaning of NYSE listing standards. The Board has further determined that each of Messrs. Lewis, Breeden and Wilson, Ms. Feldmann and Dr. Sohi qualifies as an “audit committee financial expert” in accordance with Item 407(d)(5)(ii) of Regulation S-K. Mr. Lewis, who is the Committee Chair, was determined to qualify as an audit committee financial expert as a result of the Board’s examination of his education, and other board and audit committee experiences. Mr. Lewis graduated from the University of Chicago, Booth School of Business with an MBA degree in Finance. He served as Chairman and Chief Executive Officer of Lewis & Mundy, a law firm he co-founded, from 1972 to 1982 and 2004 to 2010. In addition, Mr. Lewis has served on the audit committees of four other U.S. public companies, and as audit committee chair of three of these public companies.

The Audit Committee met eight times during fiscal 2015. A copy of the Audit Committee’s charter may be found at http://www.steris.com/about/ir/corpgovbridge.cfm. A copy will also be made available upon a request sent to the Company’s Secretary.

Compensation Committee

Messrs. Wilson, McMullen and Wareham and Dr. Wood are the current members of the Compensation Committee. SEC rules provide that only a person who meets certain independence criteria may serve on the compensation committee of a public company. The Board has determined that Messrs. Wilson, McMullen and Wareham and Dr. Wood each meet those independence criteria for compensation committee members and that all such members are also independent within the meaning of the NYSE listing standards. None of the members of the Compensation Committee had any interlocking relationships with the Company, within the meaning of SEC rules.

The Compensation Committee is responsible for the Company’s general compensation philosophy for senior management, including approval of the compensation of the President and Chief Executive Officer and elements of other senior management compensation. The Compensation Committee’s approval is required for equity grants to the named executive officers and other executive officers under the Company’s 2006 Long-Term Equity Incentive Plan and annual performance bonus payments under the Company’s Management Incentive Compensation Plan and Senior Executive Management Incentive Compensation Plan. In making these decisions, the Compensation Committee considers the recommendations of the President and Chief Executive Officer (with respect to other members of senior management) and the Committee’s compensation consultant. The Compensation Committee also is responsible for providing input and recommendations to the Nominating and Governance Committee regarding nonemployee Director compensation. The Compensation Committee is authorized to and has regularly retained an independent compensation consultant and other advisors to assist with the discharge of its responsibilities. A more detailed description of this process is located under “Executive Compensation—Compensation Discussion and Analysis,” beginning on page 24.

The Compensation Committee met seven times during fiscal 2015. A copy of the Compensation Committee’s charter may be found at http://www.steris.com/about/ir/corpgovbridge.cfm. A copy will also be made available upon a request sent to the Company’s Secretary.

Nominating and Governance Committee

Messrs. Breeden and Lewis and Drs. Kosecoff and Sohi are the current members of the Nominating and Governance Committee. The Board has determined that all members of the Nominating and Governance Committee are independent within the meaning of the NYSE listing standards. The Nominating and Governance Committee provides oversight relating to the administration of the Company’s policies, programs and procedures with respect to: senior management succession planning and other management and organizational development activities; the identification and recommendation of individuals for consideration to become Board members, consistent with criteria approved by the Board; recommendations to the Board of director nominees for appointment or election to the Board of Directors; the development and recommendation to the Board of corporate governance principles applicable to the Board and the Company; overseeing the process for evaluation of governance matters generally, including Board, Board Committees, and CEO evaluations; evaluation of related person transactions and potential conflicts; evaluation of shareholder proposals; and compliance with the Board’s governance guidelines; and assessing and overseeing nonemployee Director compensation, and with the input of the Compensation Committee, making recommendations with respect to compensation of nonemployee Directors for approval by the Board.

The Nominating and Governance Committee met four times during fiscal 2015. A copy of the Nominating and Governance Committee’s charter may be found at http://www.steris.com/about/ir/corpgovbridge.cfm. A copy will also be made available upon a request sent to the Company’s Secretary.

Compliance Committee

Drs. Kosecoff and Wood, Mrs. Feldmann and Messrs. McMullen and Rosebrough are the current members of the Compliance Committee. The Compliance Committee provides oversight relating to legal, regulatory, and health, safety and environmental matters, compliance with applicable laws and regulations, and compliance programs and policies. The Compliance Committee met four times during fiscal 2015. A copy of the Compliance Committee’s charter may be found at http://www.steris.com/about/ir/corpgovbridge.cfm. A copy will also be made available upon a request sent to the Company’s Secretary.

Meetings

Each director attended more than 75% of the aggregate of all meetings of the Board of Directors and the committees on which he or she served while in office during fiscal 2015.

Summary Table of Standing Committee Members

The following table summarizes the membership of the Board’s standing Committees during fiscal 2015:

Directors	Audit	Compensation	Compliance	Nominating and Governance
Richard C. Breeden
Cynthia L. Feldmann
Jacqueline Kosecoff, Ph.D.
David B. Lewis
Kevin M. McMullen
Walter M Rosebrough, Jr.
Mohsen M. Sohi, D.Sc.
John P. Wareham
Loyal W. Wilson
Michael B. Wood, M.D.

  =  Member

  =  Chairperson

The Board and Oversight of Risk

The Board has determined that the existing leadership structure, with Mr. Wareham serving as Chairman of the Board and Mr. Rosebrough serving as President and Chief Executive Officer, as well as a director, is currently the most efficient and effective structure for the Company. The Board believes that separation of the Chairman of the Board and CEO roles provides an effective balance between management and director participation in the Board process.

The Board of Directors and each of its standing Committees has oversight with respect to business risks identified by the Company or risks which the Directors may identify or consider based on their experience. Management of the Company is responsible for the operation of the business and the reasonable management of risks that may arise in the course of our business, and must provide the appropriate control environment, and procedures and programs to identify, detect, and reasonably manage risks encountered by the Company. While they do not conduct risk-related audits or implement risk-related procedures, the Board and its Committees endeavor to understand the Company’s strategies and drivers of success, engage in a constructive dialogue with management about potential risks and risk management, and monitor the Company’s internal control and compliance activities. For example: (1) the Audit Committee monitors internal controls; (2) the Compliance Committee monitors quality, regulatory and litigation risks; (3) the Compensation Committee provides risk oversight regarding the Company’s incentive and other compensation programs and practices; (4) the Nominating and Governance Committee provides oversight regarding potential conflicts, governance and succession risks; and (5) the Audit Committee and the Board provide oversight concerning the Company’s enterprise risk management (ERM) process, which is our integrated, process-orientated, approach to managing key business risks. Each Committee also provides reports on risk oversight matters in their area of responsibility to the Board. In providing this oversight, the Board and Committees rely on information, opinions, reports or statements, including financial statements and other data prepared or presented by officers or employees of the Company, legal counsel, independent accountants, or other professional or expert advisors.

GOVERNANCE GENERALLY

Our business is managed by our employees under the oversight of the Board of Directors. Except for Mr. Rosebrough, none of the Board members was an employee of the Company during fiscal 2015. The Board limits membership of the Audit Committee, Compensation Committee and Nominating and Governance Committee to persons determined to be independent non-management directors.

The Board of Directors has established Governance Guidelines that, along with the charters of the Board committees, the Company’s Code of Business Conduct for employees and the Director Code of Ethics, provide the framework for the governance of the Company. Our Governance Guidelines, Code of Business Conduct for Employees, Director Code of Ethics, Board Committee charters and other corporate governance information are available on the Corporate Governance page under the Investor Relations section of the Company’s website at http://www.steris.com/about/ir/corpgovbridge.cfm. Any shareholder also may request these items in print, without charge, by contacting the Corporate Secretary at STERIS Corporation, 5960 Heisley Road, Mentor, Ohio 44060.

The Board of Directors has charged the Nominating and Governance Committee with helping the Company to remain in the forefront of good corporate governance. The Nominating and Governance Committee is responsible for periodically reviewing and making recommendations to the Board of Directors in connection with the Company’s governance principles and practices.

Independence Standards

The Board believes that independent directors must comprise a substantial majority of the Board. It is expected that at least two-thirds of the Board should be independent. Under our Governance Guidelines, an independent director is one who meets the definition of independence as defined by NYSE listing requirements. A director will not be considered independent if he or she has a material relationship with the Company. Generally, the Board will not consider a director to be independent under the following circumstances:

•

The director is, or has been within the last three years, an employee of the Company, or an immediate family member of the director is, or has been within the last three years, an executive officer, of the Company;

•

The director or an immediate family member has received, during any 12-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•

(a) The director or an immediate family member is a current partner of a firm that is our internal or external auditor; (b) the director is a current employee of such firm; (c) the director has an immediate family member who is a current employee of such a firm who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (d) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such firm and personally worked on our audit within that time;

•

The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another entity where any of the present executive officers at the same time serves or served on that entity’s compensation committee;

•

The director is a current employee, or an immediate family member is a current executive officer, of an entity that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or two percent of such entity’s consolidated gross revenues; or

•

The director is an executive officer of a charitable organization and, within the last three years, the Company’s charitable contributions in any year to the organization (exclusive of gift-match payments) exceed the greater of $1 million or two percent of the organization’s consolidated gross revenues.

Based upon the foregoing criteria, the Board of Directors has determined that all of the following directors are independent within the meaning of NYSE listing requirements: Richard C. Breeden, Cynthia L. Feldmann, Jacqueline B. Kosecoff, David B. Lewis, Kevin M. McMullen, Mohsen M. Sohi, John P. Wareham, Loyal W. Wilson, and Michael B. Wood. The Board of Directors also has determined that each of the Compensation Committee members meets the additional requirements for independence required to be a member of the Compensation Committee under NYSE listing requirements and applicable law. The Board of Directors also has determined that each of the members of the Audit Committee meets the requirements for independence and financial literacy and possesses the accounting or related financial management expertise required to be a member of the Audit Committee under NYSE listing requirements and applicable law and is an audit committee financial expert as defined in SEC regulations.

Related Person Transactions

During fiscal 2015, we have not been a participant in, and there are not currently proposed, any related person transactions (within the meaning of, and required to be disclosed under, Item 404(a) of Regulation S-K).

Our Director Code of Ethics provides that STERIS directors may not receive any loans, consulting fees, or other material personal profit or benefit in connection with any transaction involving STERIS, other than compensation, expense payments and committee fees as a director (or in the case of a director employed by the Company, compensation as an employee), as approved by the full Board. Other than such payments, a director must disclose to the Company’s General Counsel any transaction, or proposed transaction, between a STERIS entity and the director, a member of the director’s immediate family, or a business the director or an immediate family member owns, controls, or has a substantial interest in. Directors also may not have a personal or family financial interest in any STERIS supplier, customer, consultant, reseller or competitor that has a reasonable potential for causing a conflict of interest or divided loyalty, or resulting in material personal gain.

Our Code of Business Conduct for employees requires that relationships with third parties, as well as all business decisions, be based on what is required by law and in the best interests of STERIS, and not be motivated or influenced by personal considerations. This Code also requires that employees discuss with their supervisor or the STERIS Legal Department any activity that might create a conflict of interest, including personal financial interests that might reasonably affect their business judgment on behalf of the Company. Our Conflicts of Interest Policy also contains prohibitions with respect to conflicts of interest or transactions involving personal financial gain.

In addition, our Board has adopted a policy with respect to related party transactions. In general, this policy requires that all transactions or proposed transactions between the Company and a related party that exceed $120,000 and in which the related party has a direct or indirect material interest, be disclosed to and ratified or approved by the Nominating and Governance Committee or by disinterested members of our full Board. Under this policy, related parties include all of our Directors and executive officers and their immediate family members, and entities owned (more than 5% ownership) by a Director, executive officer or their immediate family members. In fiscal year 2015, there were no related party transactions between us and related parties that required ratification or approval under this policy.

Governance Guidelines

Our Board adopted its Governance Guidelines to assist primarily with the proper management and governance of the activities of the Board. The following is a summary of those Guidelines. A complete copy of the Governance Guidelines may be found at http://www.steris.com/about/ir/corpgovbridge.cfm.

Term—There is no limitation on the number of terms a director may serve. However, the Nominating and Governance Committee will not ordinarily recommend a nominee for election for a term beginning on or after the nominee’s 75th birthday unless it has determined that under the circumstances such nomination would be in the best interest of the Company and its shareholders.

Annual Meeting of Shareholders—The Board of Directors encourages all of its members to attend the Annual Meeting of Shareholders. All of the current directors attended in person or telephonically the 2014 Annual Meeting of Shareholders.

Executive Sessions—The independent directors of the Board will meet separately as a group at least every other regularly scheduled Board meeting. The Chairman or Lead Director (if the Chairman is not independent) will assume the chair of the meetings of independent directors and assume such further tasks as set forth in the Governance Guidelines and as the independent directors may determine from time to time. As indicated under “Independence Standards” above, the current Chairman has been determined to be independent.

Authority—Each member of the Board has complete and open access to management. Board members are expected to use their judgment so as to not distract management from the day-to-day operation of the Company. The Board and each Committee have the authority to obtain advice, reports or opinions from internal and external counsel and expert advisors and have the power to hire independent legal, finance and other advisors as they may deem necessary, without consulting with, or obtaining approval from, any officer in advance.

Board and Committee Evaluations—The Board has conducted self-evaluations as well as individual director evaluations to assess the effectiveness of the Board and its members. The Chairman (or Lead Director, if the Chairman is not independent) and the Nominating and Governance Committee coordinate these evaluations. The purpose of these self-evaluations is to increase the effectiveness of the Board and each Committee, as well as their individual members. Changes in Board committee structure, if any, are to be evaluated and recommended by the Nominating and Governance Committee, but require the concurrence of the full Board.

Majority Voting—If an incumbent nominee for director in an uncontested election does not receive the vote of at least the majority of the votes cast at any meeting for the election of directors at which a quorum is present, and no successor has been elected at such meeting, the director will promptly offer his or her resignation as a director to the Board of Directors. A majority of votes cast for the purposes of this provision means that the number of shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election.

The Nominating and Governance Committee will make a recommendation to the Board regarding whether to accept or reject the offered resignation or whether other action should be taken. The Board will consider the offer of resignation and disclose its decision regarding the offer and the rationale for its decision within 90 days from the date of the certification of the election results. If an incumbent director’s offer of resignation is not accepted by the Board, such fact will be promptly communicated to the director and such director will continue to serve until a successor is duly elected, or such director’s earlier resignation or removal.

If a director’s resignation is accepted by the Board then the resignation will be effective as of the date of acceptance, and the acceptance will be promptly communicated to the director. If a director’s resignation is accepted in the foregoing circumstances, or a director otherwise resigns or is removed or fails to be re-nominated, then the Board, in its sole discretion, may fill any resulting vacancy, or may decrease the size of the Board of Directors, pursuant to the Company’s Code of Regulations. If an election of directors is contested, a plurality voting standard shall apply to all directors.

New Director Orientation—All new directors will be provided an orientation to acquaint them with the Company’s business, strategies, long-range plans, financial statements, the Governance Guidelines, and the Director Code of Ethics. New directors will also be introduced to our senior management, internal auditor, and independent auditor. In addition, from time to time, directors will receive information and updates on legal and regulatory changes that affect the Company, its employees and the operation of the Board. The Nominating and Governance Committee will from time to time make other recommendations regarding further educational opportunities for directors.

Attendance at Meetings—In order to effectively oversee management, all directors are expected to attend Board meetings and meetings of committees of which they are members. In discharging this oversight obligation, directors may reasonably rely on the integrity of management and the independent auditor. Directors who attend less than 75% of Board meetings and meetings of committees of which they are members for two consecutive years will be subject to assessment by the Board to determine continued eligibility for directorship.

Shareholder Communications—Shareholders and other interested parties may communicate with the Board of Directors as a group, with the non-management directors as a group, or with any individual director by sending written communications to STERIS Corporation, 5960 Heisley Road, Mentor, Ohio 44060-1834, Attention: Secretary. Complaints regarding accounting, internal accounting controls, or auditing matters will be forwarded directly to the chairperson of the Audit Committee. All other communications will be provided to the individual directors or group of directors to whom they are addressed. Communications that are considered to be improper for submission to the intended recipients will not be provided to the directors. Examples of communications that would be considered improper for submission include, without limitation, solicitations, routine customer matters, communications that do not relate, directly or indirectly, to our business and communications that relate to improper or irrelevant topics.

Insider Trading Policy – Hedging and Pledging of Company Securities

The Company maintains an Insider Trading Policy which restricts activities in or relating to Company stock by Directors, executive officers and employees and their respective related persons. These restrictions include advance clearance requirements for Directors and executive officers for all transactions as well as “blackout” provisions. In addition, the Policy imposes blanket prohibitions for Directors, executive officers, employees and their respective related persons on a number of types of transactions relating to Company stock, including short sales, option trading, hedging and pledging (including margin purchases of Company stock).

STERIS Ethics Line

Employees have been instructed that if they have any questions or concerns about compliance with the Company’s Policies, applicable laws, or principles as outlined in the STERIS Code of Business Conduct, or are unsure of the “right thing” to do, they should talk with their supervisor, their local or Corporate Human Resources department personnel, STERIS’s Senior Vice President and Chief Compliance Officer, Internal Audit or the STERIS Legal Department, or submit a report to the STERIS Ethics Line.

The STERIS Ethics Line does not replace other communication channels already in place. However, if employees have an issue regarding an ethics or compliance related matter, or believe they cannot communicate effectively using existing internal channels, they are instructed by the Code of Business Conduct to call the STERIS Ethics Line. Reports on the STERIS Ethics Line may be made anonymously and without reprisals for matters reported in good faith.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP was appointed as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2015, by the Audit Committee of the Board of Directors. A representative of Ernst & Young LLP is expected to be present at the 2015 Annual Meeting with an opportunity to make a statement if so desired and to answer appropriate questions with respect to that firm’s audit of the Company’s financial statements and records for the fiscal year ended March 31, 2015.

The Audit Committee has adopted policies and procedures which are intended to control the services provided by Ernst & Young LLP and to monitor their continuing independence. Under these policies, the Audit Committee must pre-approve all services performed by Ernst & Young LLP. In addition, the Audit Committee may delegate authority to grant certain pre-approvals to a member of the Committee. Pre-approvals granted by a member of the Committee are reported to the full Audit Committee at its next regularly scheduled meeting.

The aggregate fees for professional services by Ernst & Young LLP for the fiscal years ended March 31, 2015 and March 31, 2014 were:

	Years Ended March 31,
Type of Fees	2015	2014
	(in thousands)
Audit Fees	$2,920	$2,269
Audit-Related Fees	1,065	58
Tax Fees	1,632	20
All Other Fees	0	0
Total	$5,617	$2,347

All of the services provided by Ernst & Young LLP in fiscal year 2015 were pre-approved in accordance with the Audit Committee’s pre-approval policies and procedures described above. In the above table, “Audit Fees” are fees paid to Ernst & Young LLP for professional services for the audit of the Company’s consolidated financial statements included in Form 10-K and review of financial statements included in Form 10-Qs, for the audit of the Company’s internal control over financial reporting and for services that are provided by the accountant in connection with statutory audits; “Audit-Related Fees” include fees billed by Ernst & Young LLP for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements, benefit plan audits and advisory services as well as due diligence and attestation services provided in connection with proposed acquisitions; and “Tax Fees” include fees for tax compliance, tax advice and tax planning primarily related to proposed acquisitions.

REPORT OF THE AUDIT COMMITTEE

The Board of Directors of the Company has adopted a written Audit Committee charter. The Audit Committee has been established in accordance with the Securities Exchange Act of 1934. Based on the review and determination of the Board, members of the Audit Committee meet the financial literacy and independence criteria to serve on the audit committee of a public company.

The Audit Committee has reviewed and discussed with the Company’s management and Ernst & Young LLP, the Company’s independent registered public accounting firm, the audited financial statements of the Company contained in the Company’s Annual Report on Form 10-K for the year ended March 31, 2015. The Audit Committee has also discussed with the Company’s independent registered public accounting firm the matters required to be discussed pursuant to the Auditing Standard No. 16.

The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP their independence. The Audit Committee has also concluded that Ernst & Young LLP’s provision of non-audit services to the Company is compatible with their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2015 filed with the Securities and Exchange Commission.

Audit Committee of the Board of Directors

David B. Lewis – Chair

Richard C. Breeden

Cynthia L. Feldmann

Mohsen M. Sohi

Loyal W. Wilson

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee Overview

The Compensation Committee of our Board of Directors, which we refer to throughout this Compensation Discussion and Analysis as the Committee, is responsible for approving the compensation, benefits and perquisites of the President and Chief Executive Officer (to whom we refer as CEO) and senior management, and our general compensation philosophy. The Committee also approves annual equity grants available under our equity incentive compensation plan for eligible employees, as well as cash bonus payments to senior management and the maximum amount payable under our annual management cash bonus plans, based upon performance criteria established by the Committee under those plans. The Committee has regularly retained an independent compensation consultant and other advisors to assist with its responsibilities. Each member of the Committee satisfied the independence standards of the SEC and NYSE.

General Compensation Philosophy

Our management compensation programs are designed to align management’s interests with the long-term interests of shareholders and to support and promote the achievement of our goals and objectives by helping to recruit and retain executive talent required to successfully manage our business. Our management compensation programs seek to align compensation with individual and Company performance to achieve the goals and objectives of the business by providing and balancing incentives for annual financial performance as well as the generation of long-term value, growth and profitability. Therefore, management compensation is generally structured to provide a significant portion of the compensation opportunity on the basis of the long-term performance of STERIS stock, as well as business performance and other factors that influence shareholder value. The Committee believes that the design of our executive compensation program provides appropriate incentives and alignment with shareholders.

Some of the recent executive compensation practices adopted or supported by the Committee include:

•	Recommending that shareholders be provided the opportunity to vote annually at each annual meeting of shareholders regarding the compensation of our named executive officers (“say on pay” vote);

•	Increasing the share ownership requirements under the Non-Employee Director Stock Ownership Guidelines (see “Non-Employee Director Stock Ownership Guidelines” at page 56 for the guidelines);

•	Eliminating all change in control agreements, including the related tax gross-ups;

•

Adopting a new Senior Executive Severance Plan with less generous severance provisions, including a double trigger to receive benefits as a result of changes in control, and no tax gross-ups (see “Senior Executive Severance Plan” beginning at page 45);

•	Terminating the CEO’s Employment Agreement, including the Company severance obligations contained therein, and covering him under the less generous provisions of the Senior Executive Severance Plan;

•	Modifying the Company’s 2006 Long-Term Equity Incentive Plan to substitute double trigger vesting for single trigger vesting following changes in control for equity awards made after March 12, 2014;

•	Imposing a blanket prohibition on the hedging and pledging of Company securities by all Company employees and directors; and

•	Modifying the Company’s officer share ownership guidelines to reflect prevailing market practices that include automatic adjustments for changing circumstances.

The Committee has determined that the Company’s employee compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. This determination was based in part on a review of compensation practices and programs conducted by the Committee’s compensation consultant, Pay Governance LLC (“Pay Governance” or “Consultant”) and by management, with risk being evaluated from several perspectives, including award time horizons, award limitations, metric structure, metric alignment with business strategy, payout cliffs, long-term incentive mix and other practices or policies that mitigate risk-taking. Other risk mitigating factors reviewed included clawbacks, stock ownership guidelines and stock retention policies, anti-hedging and pledging policies and equity grant practices, as well as more specific factors with respect to sales and service incentive plans.

The Committee believes that it must maintain flexibility in establishing compensation practices to allow it to address compensation trends, competitive issues, business needs, industry and the broader economic environment, and special situations that will be encountered in the recruitment, retention, and promotion of employees. Therefore, the compensation practices approved by the Committee will likely vary from year to year and from person to person, depending on the particular circumstances.

The Committee voluntarily solicited the input of shareholders regarding our executive compensation program at our 2010 Annual Meeting of Shareholders through a non-binding advisory “say on pay” proposal, and since that time has continued to seek shareholder input on our executive compensation in accordance with the provisions of Dodd-Frank at each Annual Meeting of Shareholders.

Consideration of 2014 Say-on-Pay Vote Results

The Committee reviewed the results of our 2014 “say-on-pay” vote, in which our named executive officer compensation was supported by more than 97% of the shares voted. After taking into consideration the strong support for our executive compensation program reflected in our annual say-on-pay vote results, the Committee decided to continue to apply the same philosophy, compensation objectives and governing principles as it has used in recent years when making subsequent decisions or adopting subsequent policies regarding named executive officer compensation. Also after taking into consideration this strong support, the Committee decided to continue using the same executive pay structure of base salary, cash bonus and mix of restricted stock and options.

Process for Determining Senior Management Compensation

Senior management compensation is generally reviewed and established on an annual basis by the Committee. Our fiscal year ends on March 31. Therefore, Committee members typically begin the assessment of compensation for senior management near the end of the fiscal year. The Committee typically meets again early in the new fiscal year to evaluate the performance of the Company and our named executive officers, and based on that evaluation of Company performance and individual evaluations, to determine bonus amounts, if any, for the recently completed fiscal year, and finalize base salaries, set bonus criteria, and approve equity awards for senior management for the new fiscal year.

For fiscal year 2015, the Consultant assisted with the annual compensation reviews, providing historical and prospective views regarding total compensation for our executive officers. The Consultant reports to the Committee and is charged with providing the Committee with competitive pay data and compensation trends, analysis and recommendations. Base salaries, cash bonus levels, equity compensation, and total compensation of senior management are examined against data from multiple sources and surveys developed and provided by the Consultant, as described below. The Committee targets the payment of base salaries, cash bonuses and equity compensation and total direct compensation within a general range of 10% above or below the market median of those components. Similarly, target cash bonus opportunities and target equity incentive opportunities are designed to reflect market median targets. This is a guideline around which there is likely to be variation, depending on individual factors and business results. Factors used in the process of assessing and determining senior management compensation include individual and team performance, scope of responsibilities and accountability, competitive and other industry compensation data, special circumstances and expertise, business performance, and comparison with compensation of our other senior managers. The CEO also provides recommendations to the Committee for compensation adjustments for the other senior managers.

The Committee and the Consultant review market data relating to compensation to help assess the compensation of our senior executives, including each of the named executive officers. This review includes the Consultant’s analysis of proxy data from certain healthcare equipment and supply companies similar in size to the Company (see peer listing below), information derived from multiple general compensation surveys, including companies from across industries, and other executive compensation data maintained by the Consultant. This data includes peer companies with a focus on healthcare equipment and supplies (see listing below) and public industrial companies primarily from the S & P Composite 1500, adjusted by the Consultant to reflect the Company’s revenue. Peer group data is used for executive pay benchmarking purposes for the Company’s CEO and CFO. The public industrial company survey data also is utilized for executive pay benchmarking purposes for the Company’s CEO and CFO, as well as for all of the other named executive officers. The Committee evaluates this data with the assistance of the Consultant to develop a target and related range for each of base salary, incentive compensation (cash bonus), and long-term equity compensation, as well as total direct compensation, for each executive position that reflects market median pay (overall and by each element), consistent with the Company’s pay philosophy. In the fourth quarter of fiscal 2014, the Consultant reviewed the peer group used for executive pay benchmarking purposes for the Company’s CEO and CFO for fiscal 2015. The Consultant regularly reviews the group to provide consistency in assessing and administering the Company’s pay program. In selecting recommended peers, the Consultant focuses on companies that are in the health care equipment and supply industries, markets which reflect the Company’s primary business and where we often compete for senior executive talent. More specifically, the Consultant looks primarily for companies manufacturing durable medical goods and medical consumables. Also in selecting potential peers, the Consultant uses several factors including company size and scale, generally ranging from one-half to two times the corresponding measures for STERIS:

•	Revenue between $750 million and $3.0 billion

•	Total assets between $1.1 million and $4.2 billion

•	Employees between 3,750 and 7,100

•	Market capitalization between $2.8 billion and $6.8 billion

No relative weighting is given to any one of these factors in determining peers. Rather, potential peer companies were included based on how well they meet all of these factors. In constructing the peer group the Consultant also endeavors to obtain a median peer company that reflects the Company’s size.

As a result of this analysis and further review for fiscal 2015, the Consultant identified the following companies to generate this peer group comparison compensation data for the Committee for fiscal 2015 and the Committee approved the recommended companies:

• Bio-Rad Laboratories • Bruker Corporation • CR Bard, Inc. • CONMED Corporation • Dentsply International Inc. • Edwards Lifesciences Corp. • Haemonetics Corp.	• Hill-Rom Holdings, Inc. • Hologic • IDEXX Laboratories Inc. • Integra Life Sciences • Intuitive Surgical, Inc. • Invacare Corporation	• ResMed Inc. • Sirona Dental Systems Inc. • Teleflex Incorporated • Varian Medical Systems Inc. • Waters Corp. • West Pharmaceutical Services

All of the peer group companies operate businesses similar to STERIS and to varying degrees met the Company’s peer group size criteria. On balance, STERIS’s financial and other criteria at the time the peer group was constructed at the end of fiscal 2014 generally fell within a reasonable range around the peer group’s medians in terms of annual revenue (STERIS: $1.6 billion vs. peers $1.7 billion), employees (STERIS: 6,000 vs. peers 6,000), assets (STERIS: $1.8 billion vs. peers $2.4 billion), and market cap (STERIS: $2.7 billion vs. peers $3.9 billion). Once the peer group is constructed, the Consultant continues to periodically review with the Committee changes in the revenue, employee, asset and market cap metrics of the peer group members relative to changes in the same metrics for STERIS to assess whether STERIS’s metrics continue to fall within a reasonable range around the peer group’s medians.

Executive Compensation Summary for Fiscal Year 2015

The Company’s named executive officers for fiscal 2015, as shown in the Fiscal 2015 Summary Compensation Table appearing on page 38 are as follows: Walter M Rosebrough, Jr., President and CEO; Michael J. Tokich, Senior Vice President, CFO and Treasurer; Sudhir K. Pahwa, Senior Vice President, Infection Prevention Technologies; David A. Johnson, Senior Vice President, Surgical Solutions; and J. Adam Zangerle, Vice President, General Counsel, and Secretary.

The Committee’s consideration of the primary elements of compensation (base salary, incentive compensation (cash bonus) and equity compensation) for all of the named executive officers is based upon a combination of common criteria and measures applicable to all of the officers, as well as individual goals and objectives applicable specifically to each officer. For fiscal 2015, the Committee considered and applied a number of common criteria and measures to evaluate the named executive officers, including:

•	consolidated Company as well as business unit financial performance,

•	prior individual performance and compensation,

•	the complexity and scope of responsibilities of the officer’s position,

•	the officer’s overall experience as well as experience with STERIS,

•	market and survey data developed by the Consultant, and

•	the CEO’s assessments and recommendations regarding individual performance (or in the case of the CEO, the Committee’s evaluation of his individual performance).

Individual goals and objectives varied for each named executive officer based on their area of responsibility. In fiscal 2015:

•

Mr. Rosebrough’s individual goals and objectives related to acquisitions, regulatory compliance, Customer relations, product quality, new product introduction, employee relations and retention, organizational development, safety, process improvement, and profit and cash flow performance.

•

Mr. Tokich’s individual goals and objectives related to financial reporting and compliance, working capital initiatives, Customer relations, investor relations, cost management, acquisitions, information technology initiatives, employee relations, business strategy initiatives and safety performance.

•

Mr. Pahwa’s individual goals and objectives related to regulatory compliance, business unit financial performance, business unit organizational leadership, Customer relations, new product launches, product quality leadership, profit and cash flow and safety performance.

•

Mr. Johnson’s individual goals and objectives related to regulatory compliance, business unit financial performance, business unit organizational leadership, Customer relations, new product launches, product quality leadership, profit and cash flow and safety performance.

•	Mr. Zangerle’s individual goals and objectives related to acquisitions, regulatory compliance, Customer and employee relations, and safety performance.

As CEO, Mr. Rosebrough has the broadest complexity and scope of responsibilities, as he has oversight for all aspects of our operations. All of our named executive officers, as well as other senior managers, report directly to

Mr. Rosebrough. As a result of these various factors, individual performance against these factors, the individual’s roles and scope of responsibilities, and the Company’s performance, each element of compensation will necessarily vary between the named executive officers.

The Committee believes that our underlying executive compensation program is appropriate to reflect annual financial performance as well as rewarding and motivating behaviors that can create long-term shareholder value. For fiscal year 2015, the Committee evaluated the performance of the named executive officers, applying in each case the common criteria and measures and individual goals and objectives described above, as well as the Company’s actual performance against the targeted financial performance for payment of the incentive compensation. As a result, the Committee approved the fiscal year 2015 compensation described in the following pages for each of the named executive officers.

Principal Components of Compensation for Named Executive Officers

For the named executive officers, our compensation program is designed to recruit and retain management and align compensation with individual and Company performance on both an annual and longer-term basis. In addition, compensation of our named executive officers is generally structured to provide a significant portion of the compensation opportunity on the basis of the long-term performance of STERIS stock, as well as business performance and other factors that influence shareholder value. Based on this general compensation philosophy, the Committee has established compensation for our named executive officers consisting of the following principal components:

•	base salary;

•	annual incentive compensation (cash bonus);

•	long-term equity incentive compensation (generally stock options and restricted shares); and

•	benefits and perquisites.

The chart below illustrates the relative opportunity between base salary, restricted stock and performance based compensation (annual incentive compensation and stock options) of the named executive officers for fiscal 2015. Values shown in the chart for restricted stock and stock option awards reflect the fair market value based upon the NYSE composite closing price and the grant date fair value under FASB ASC topic 718, respectively, as of the effective dates of grant. The Company does not have a prescribed pay mix it uses to deliver compensation. Rather, the differences in pay mix between the named executive officers are driven purely by market median pay levels that are used to determine named executive officer target pay opportunities, consistent with the Company’s pay philosophy and objectives.

Base Salary:

Base salary for the CEO and other named executive officers is considered a basic component of executive compensation which is necessary to recruit and retain senior managers. In addition, base salary is intended to support compensation practices that are competitive among medical device, hospital supply, pharmaceutical, and other industrial, manufacturing and service companies which we draw from and compete with for executive talent.

The payment of base salary is not directly tied to achievement of pre-established financial goals. The Committee considers a number of factors in determining base salary, including previous individual performance, the Consultant’s data regarding compensation trends and practices, base salaries paid by other medical device, hospital supply, pharmaceutical, and other industrial companies, the complexity and responsibility of the executive’s position, and the executive’s overall experience and achievements against objectives, as well as the general and industry market for executive talent. The Committee believes that the target salary for our executive positions should generally be within 10% above or below the market median for similar positions based on the survey data provided by the Consultant. While the market median may serve as a general guideline, other factors such as experience, time in position, complexity of functions, competitive environment, special skills and past performance are also considered. The Committee believes that base salaries for executives with significant experience and strong past performance should generally fall within the range of plus or minus 10% of the market median for similar positions of industrial companies based on survey data. Based on these considerations and the Company’s fiscal year operating plan (including the Company’s planned merit increase budget), information from the Consultant, and recommendations of the CEO with respect to compensation adjustments for the other named executive officers, the Committee determines the appropriate salary level for the named executive officers. Changes in salary levels are generally effective at the end of the first fiscal quarter or beginning of the second fiscal quarter. The Board of Directors also reviews the compensation actions of the Committee.

With respect to our CEO, Mr. Rosebrough’s initial annual base salary rate of $750,000 was established as part of his former employment agreement approved by our Board, which became effective October 1, 2007 when Mr. Rosebrough joined the Company. At his request, Mr. Rosebrough’s base salary rate remained unchanged from the time he started employment with the Company through the end of the first quarter of fiscal year 2014 although the Committee’s assessment of the Company’s performance, Mr. Rosebrough’s performance, and the Consultant’s survey data all indicated that increases in Mr. Rosebrough’s base salary would have been appropriate. Effective as of the beginning of the second quarter of fiscal 2014, Mr. Rosebrough’s annual base salary rate was increased to $800,000, his first increase since joining the Company, and his base salary rate remained unchanged for fiscal 2015. The survey data from the compensation consultant indicated that Mr. Rosebrough’s base salary remained below the market median for similar positions according to the survey data for both general industry and industry peers.

With respect to the other named executive officers, the Committee applied the common criteria and results of individual performance objectives described above under Executive Compensation Summary, including the evaluation and recommendation of the CEO regarding individual performance results as well as the survey data from the Consultant, to assess base salaries for each officer. Base salaries for all of these officers for fiscal 2015 remained at or below the market median for their respective positions, except for Mr. Johnson, who was slightly above the market median for his position but still within the acceptable range the Committee targets in the market. In determining Mr. Johnson’s base salary, the Committee took into consideration his unique skill sets and his scope of responsibilities and years of industry experience.

Annual Incentive Compensation (cash bonus):

Annual incentive compensation (or cash bonus) is considered necessary to attract and retain key employees, as well as performance based compensation consistent with shareholder value creation. For the named executive officers, this incentive compensation is cash-based and is determined by the Committee with a focus on the annual financial performance of the Company’s business in its entirety, and the officer’s individual performance against goals and objectives. Our annual incentive compensation is intended to reward performance when financial objectives are achieved and motivate and help retain qualified individuals who have the opportunity to influence future results, advance business objectives, and enhance shareholder value. This element of compensation is designed to provide competitive awards when financial performance and personal objectives are achieved or exceeded, or a reduced award or no award when these objectives are not achieved.

Annual incentive compensation is generally based on a weighted formula of selected financial targets. An individual’s annual incentive compensation target under our Management Incentive Compensation Plan or Senior Management Executive Incentive Compensation Plan (which we refer to collectively in this Compensation Discussion and Analysis as the Plans or Bonus Plans), is expressed as a percentage of base salary. The incentive compensation opportunity increases with the level of responsibility. For fiscal 2015, the target bonus for our CEO was 100% of his base salary rate for the fiscal year, consistent with market median levels for target bonuses for CEOs of other similar companies. This target bonus level for Mr. Rosebrough was fixed at the time he first joined the Company and has remained unchanged since that time. His bonus was based on performance against full year fiscal 2015 financial objectives, and could range from 0% to 200% of base salary based on actual performance against the established financial objectives, with the Committee having discretion to reduce (but not increase) Mr. Rosebrough’s bonus based upon performance against individual objectives. For other named executive officers, target bonus percentages ranged from 50% to 65% of base salary for the fiscal year. Messrs. Johnson, Pahwa, Tokich and Zangerle’s percentages were reflective of or below market median targets for individuals in similar roles. Annual incentive payments for each could range from 0% to 200% of target, based on actual performance against the established financial objectives and individual performance against personal objectives. The Consultant’s survey data also indicated that the Company’s incentive compensation maximum payment opportunities were consistent with market norms. Target bonus percentages and incentive compensation caps are reviewed annually by the Committee with the Consultant and compared to the Consultant’s survey data.

Financial targets for the Plans are established annually based on our operating plan financial metrics for the fiscal year as reviewed with the Committee and approved by the Board. Each year, the Committee and the Board evaluate our annual operating plan and consider financial metrics important to shareholder value and designed to support the overall strength and success of our business. After consideration of the Consultant’s compensation data, the recommendation of management, and approval of the Company’s operating plan, certain Company financial performance metrics are identified and approved by the Committee to establish criteria for calculating bonus compensation targets under the Plans. The Bonus Plans are generally designed to set target bonus opportunities to reflect the market median for comparable positions and are sufficient to produce median cash bonus compensation if target results are achieved. Bonus Plans are structured to be sufficient to produce top quartile cash compensation when maximum goals are achieved. If threshold levels of performance are not achieved, executives earn no bonus and their resulting compensation levels are in the bottom quartile. The foregoing performance to compensation relationships are all consistent with the Company’s pay-for-performance philosophy.

For fiscal year 2015, the Committee determined the applicable overall financial metrics to be:

•	earnings before interest and taxes (EBIT), and

•

free cash flow (which we define as cash flow from operating activities less purchases of property, plant, equipment and intangibles, net, plus proceeds from the sale of property, plant, equipment and intangibles), excluding in each case the effect of amounts related to the following special items that the Committee considers not representative of ongoing operations: impairment and restructuring charges, gains or losses on sales of assets outside the ordinary course of business, gain or loss on sales or divestiture of a subsidiary, costs associated with divestiture of discontinued operations, acquisition-related costs, and special or one-time regulatory, tax, litigation, settlement, pension, benefit, or governmental charges, costs or expenses, and the effects of other such items. We chose the two metrics, EBIT and free cash flow, because we believe these two operating metrics are the most representative of long-term shareholder value creation; we view EBIT as the key driver of our ultimate bottom line earnings and utilization of a free cash flow objective is intended to avoid managing cash items to influence bonus outcomes. We have used these same metrics in recent fiscal years.

The Committee assigned the following weighting to the Plan financial metrics, reflecting the Committee’s emphasis on the respective components of financial performance for fiscal year 2015:

•	EBIT – 75%; and

•	free cash flow – 25%.

For fiscal year 2015, the metrics and financial targets for calculating the potential payout under the Plans were approved by the Committee and the Board in April 2014. These metrics were applied to the CEO and the other named executive officers. Target performance for EBIT and free cash flow for 100% payout under the approved targets for the Plans were $252.9 million and $129.7 million, respectively. The Plans also required a minimum EBIT of $222.9 million before any payment would be made under the Plans to any of the named executive officers, regardless of business unit performance or individual performance. Any benefit from lower than planned capital expenditures was limited to $10.0 million. Free cash flow payout percentage was limited to the EBIT payout percentage until EBIT exceeded the target objective of $252.9 million, and a minimum free cash flow of $109.7 million was required before any payment could be made pursuant to the free cash flow metric. The maximum performance recognized and incentive compensation payable was capped at 200% of target performance. To achieve this performance level, EBIT of $272.9 million and free cash flow of $159.7 million would have been required. Actual financial performance against Plan criteria for fiscal 2015 was EBIT of $227.2 million on a U.S. GAAP basis and free cash flow of $161.6 (see subsection of MD&A titled “Non-GAAP Financial Measures” contained in our Annual Report on Form 10-K for the year ended March 31, 2015 for additional information and related reconciliation of this financial measure to the most comparable GAAP measure). Actual financial performance against the Plan criteria for fiscal year 2015, adjusted for the special items discussed above, was EBIT of $256.5 million and free cash flow of $168.6 million. This performance resulted in a weighted aggregate performance achievement of 138.5% against targeted Plan criteria. The Committee reviewed the Plan terms and criteria and approved the bonuses calculated using the 138.5% achievement level for the adjusted financial metrics for the named executive officers. The following table shows the fiscal 2015 Plan financial metrics and 2015 Plan financial attainment percentages for named executive officers:

FY 2015
	0% Threshold	100% Target	200% Maximum	Weighting	Full Year Adjusted	Attainment %	Weighting Attainment
Total Company EBIT	$222.9M	$252.9M	$272.9M	75.00%	$256.5	118.0	88.5%
Free Cash Flow	$109.7M	$129.7M	$159.7M	25.00%	$168.6	200.0	50.0%
Total							138.5%

A reconciliation of the EBIT and free cash flow used to determine the targets and actual achievement is provided below:

Fiscal 2015	Total Company EBIT - Actual	Free Cash Flow - Actual
Metric, as reported	$227.2M	$161.6M
Adjustments for comparability:
Impairment and amortization of acquired intangible assets	5.8M	-
Acquisition related transaction and integration expenses	22.0M	7.8M
Loss (gain) from fair value adjustment of acquisition related contingent consideration	2.3M	2.8M
Restructuring	(0.8M)	-
Less: capital expenditure savings limit	-	(3.6M)
Metric on comparable basis to target	$256.5M	$168.6M

After also considering individual performance (including business unit performance where applicable) against the objectives for each named executive officer described above in the Executive Compensation Summary section of this Compensation Discussion and Analysis, the following incentive compensation determinations for fiscal 2015 were approved:

•

CEO – payment of $1,108,000, based on performance against the Senior Management Executive Incentive Compensation Plan criteria and personal goals and objectives for fiscal 2015 (138.5% of his target bonus opportunity);

•

4 other named executive officers – an aggregate payment of $1,149,378, based on performance against the Management Incentive Compensation Plan criteria and individual goals and objectives (individual performance percentages ranged from 100% to 125% of target bonus opportunities); and

•	794 other eligible employees – an aggregate payment not to exceed $21.8 million to those other eligible employees, based on performance against the Management Incentive Compensation Plan criteria.

Therefore, the maximum total incentive compensation payments approved by the Committee for distribution to eligible employees under the Plans for fiscal year 2015 was $24.1 million, including the payments to the named executive officers.

Long-Term Equity Incentive Compensation:

Equity incentives are considered necessary to attract and retain employees critical to our continuing, long-term success, as well as providing employees significant alignment of interest with our shareholders. The Committee views nonqualified stock options, stock appreciation rights, restricted stock and restricted stock units as a direct link between management and shareholders. All value earned through stock options is solely dependent upon an increase of our stock price, which reflects investors’s views on the Company’s financial performance and long-term prospects. The Committee believes that options provide a strong linkage to the Company’s performance because the executive benefits only if and to the extent the Company’s stock price increases and the vesting provisions help prevent executives from fully capitalizing on near-term increases in stock values. All of our equity compensation plans have included a provision that stock options may not be granted at an option price less than 100% of fair market value on the grant date and that options may not be re-priced.

In July of 2006, STERIS Corporation 2006 Long-Term Equity Incentive Plan (the “2006 Plan”) was initially approved by shareholders. Shareholders also approved amendments to the 2006 Plan at the 2011 Annual Meeting of Shareholders, and the 2006 Plan was amended again by the Committee in March 2014 to provide for “double trigger” vesting with respect to changes in control for equity awards made after the amendment date. The Committee believes that the vesting requirements for Company equity awards are more demanding than those required in some cases by other companies both in terms of the length of the vesting period (four years) and the use of cliff vesting for the majority of restricted stock awards. The 2006 Plan is administered by the Committee and provides for a variety of equity-based incentive compensation, including stock options, stock appreciation rights, restricted stock units, restricted stock and other stock awards (stock appreciation rights and restricted stock units are generally used in countries outside the U.S. where stock options or ownership of stock of U.S. publicly traded companies may not be optimal for tax or other legal reasons). The Committee believes the 2006 Plan provides flexibility to design long-term equity compensation consistent with our long-term success and alignment with the interest of shareholders. As to the amount and type of equity incentives, the Committee generally considers the Consultant’s data regarding competitive trends and practices, the officer’s salary and level within our organization, the nature and complexity of the position, the recommendation of the CEO, and the Committee’s own evaluation of the performance of named executive officers, since the Committee members generally have an opportunity to observe their performance and have information on the level of past awards. The Committee ultimately decides the amount and mix of long-term compensation (stock options, stock appreciation rights, restricted shares and restricted share units) granted to each named executive officer, other corporate officers and any other executives who report to the CEO, with input from the CEO.

For the past several years, long-term equity awards to each named executive officer have consisted of stock options and restricted stock. In keeping with the Company’s approach over the past several years of awarding options and restricted stock, the Consultant has developed long-term equity awards guidelines for consideration by the CEO and Committee for senior management that place more emphasis on options than restricted stock. This is consistent with the Company’s pay-for-performance philosophy as options only have value to the executive when the Company’s stock price exceeds the option’s exercise price. The CEO and Committee also consider other factors in determining award mix, including in particular the executive’s current equity holdings compared to the Officer Stock Ownership guidelines (discussed subsequently) for Company stock, since stock option holdings do not count toward executive stock holding guidelines. The Company’s peer group companies also continue to emphasize stock options over other forms of long-term equity awards, as well as to use service-based restricted stock awards.

The approval of long-term equity incentive compensation is typically made early in the fiscal year (April or May). The Consultant provides survey data for equity incentives, reflecting market median data and provides the Committee with equity award guidelines based upon this data. For these purposes, for fiscal 2015 the consultant used a $46 per share value based upon an analysis of the average daily closing price for the Company’s stock at various times during fiscal 2014. This value and the other information were then used in determining the number of options and restricted shares to be awarded and was not modified to reflect any subsequent increase or decrease in value of the Company’s stock as of the award approval date or effective date of the grant. This is consistent with the methodology used in previous fiscal years. Long-term equity compensation grants for fiscal year 2015 were approved by the Committee in April 2014 effective as of the day after the date of filing of the Company’s 10-K filing for its 2014 fiscal year. The Company has made regular equity grants effective on this same day since May of 2011.

The value of Mr. Rosebrough’s fiscal year 2015 equity grants was below the average of the market medians for the peer group and industry group survey data provided by Consultant. Because of market factors and the broader complexity and scope of responsibilities of his position, Mr. Rosebrough’s long-term equity compensation is greater than the other named executive officers.

For fiscal year 2015 equity grants to the other named executive officers, the Committee considered survey data of the Consultant and the equity award guidelines prepared by the Consultant based upon this data, common criteria and performance measures applicable to all of the officers, including the Company’s performance during fiscal year 2014, and individual goals and objectives applicable specifically to each officer, each as described above in the Executive Compensation Summary. The CEO also provided recommendations to the Committee regarding equity compensation for the other senior managers. The Committee assessed each of the named executive officers and based on the foregoing considerations the Committee approved fiscal year 2015 long-term equity incentive compensation grants to the named executive officers, finding them to be consistent with the market for executive talent, the Committee’s philosophy of aligning management compensation with the interests of shareholders and the performance of individual and business objectives, and reasonable. Overall, the value of the approved long-term equity awards for these named executive officers was slightly below total market median values for those executives, although results varied by individual officer based on length of time in current roles, achievement of individual performance goals, financial performance of their relevant units and the assumption of greater functional duties in some cases. The equity compensation grants for the named executive officers were made subject to the terms and conditions of approved forms of equity grant agreements and the 2006 Plan.

As part of its oversight of the long-term equity award program, the Committee and management annually review data from the Consultant regarding the cost of the program, both in terms of dilution and P&L expense. Outstanding equity awards of the Company are approximately 4% of shares outstanding, below the market median of the Company’s peers and approximating the median of S&P 500 companies. Moreover, overhang or total dilution overhang associated with the Company’s equity plans, which includes shares available for future grants, is also below the market median of the Company’s peers and approximates the median of S&P 500 companies. The Company’s three year average annual usage of shares for equity awards or its annual “burn rate” approximated 1.7% of shares outstanding, well below the market median of the Company’s peers and on par with that of S&P 500 companies. Finally, the annual expense associated with the Company equity awards expressed either as a percent of revenue or market cap has generally approximated the 25% percentile of the Company’s peers. On balance, the Committee believes it has prudently managed the equity program in support of the shareholders interests.

Benefit Programs:

Our named executive officers are eligible to participate in a number of benefit programs, including health, disability and life insurance programs and a qualified 401(k) plan, all of which also are available to nonunion employees in the United States. Named executive officers have no special retirement benefit arrangements such as supplemental retirement plans or excess or restoration retirement benefit plans. At one time the Company maintained a nonqualified deferred compensation plan permitting named executive officers to defer their compensation, but contributions under that plan have been frozen. The Company maintains no other retirement or deferred compensation arrangements for named executive officers.

Named executive officers and other senior employees may also participate in other benefit programs, including an employee relocation program and a Senior Executive Severance Plan (see page 45 for a description). The Senior Executive Severance Plan covers all of the named executive officers.

Perquisites:

The perquisites approved by the Committee for a limited number of senior managers, including our named executive officers, include a tax preparation/financial planning allowance and car allowance. The Committee has also approved club dues and limited personal use of private aircraft by the CEO. The values of these perquisites are included in the Summary Compensation Table under “All Other Compensation” on page 38. The Committee considers the value of these benefits to be relatively modest.

Agreements Regarding Named Executive Officer Compensation

The Committee reviews and approves, or makes recommendations to the Board to approve, any agreements with the named executive officers relating to compensation or separation payments. There are a limited number of agreements regarding compensation with named executive officers currently in force. These agreements are discussed in the succeeding section entitled “Potential Payments to Named Executive Officers upon Termination of Employment or Change in Control.” The Committee believes that agreements regarding senior management compensation should generally be limited to special circumstances.

Clawback and Related Provisions

The Company’s Senior Executive Management Incentive Compensation Plan and Management Incentive Compensation Plan both contain “clawback” provisions. Under these provisions, if the Company’s financial statements for any fiscal year are required to be restated due to material noncompliance with any financial reporting requirement as a result of intentional misconduct of a participant, the participant is required to forfeit or return, as applicable, at the request of the Board or Committee, all or a portion of the participant’s award. The amount to be recovered is the amount of the award in excess of that which would have been payable had the financial statements initially been filed as restated. The Company is entitled to obtain repayment by a variety of different methods. The 2006 Plan also contains forfeiture and recovery provisions for “Detrimental Conduct.” Detrimental Conduct includes acts of dishonesty intended to result in material personal gain or enrichment at the expense of the Company and other acts or conduct detrimental or prejudicial to the business, reputation or other significant interest of the Company.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to any person who on the last day of the fiscal year is the Company’s chief executive officer or among the three highest compensated named executive officers (other than the chief executive officer and chief financial officer). Certain compensation is specifically exempt from the deduction limit to the extent that it does not exceed $1 million during any fiscal year or is “performance based” as defined in Section 162(m). Incentive compensation payable under the Senior Executive Management Incentive Compensation Plan is intended to be performance based for these purposes. Stock options and stock appreciation rights as well as certain other types of equity incentive compensation available under the 2006 Plan (but not restricted stock awards, which vest solely based upon continued service) also are intended to be performance based and exempt from the deduction limit. The Committee believes that it is generally in the Company’s interest to structure compensation to come within the deductibility limits set in Section 162(m) of the Internal Revenue Code. The Committee also believes, however, that it must maintain the flexibility to take actions which it deems to be in the best interests of STERIS but which may not qualify for tax deductibility under Section 162(m).

Combination Related Tax Gross Ups

In connection with the pending transaction with Synergy Health plc (“Synergy”) pursuant to which a newly formed U.K. entity would acquire all of the outstanding shares of Synergy and the Company (the “Combination”), the Committee and Board of Directors approved a compensatory arrangement intended to provide “make-whole” payments to the Company’s executive officers and Directors who will be subject to a 15% excise tax imposed under Section 4985 of the Internal Revenue Code on their outstanding stock options, restricted stock and career restricted stock units solely because of the Combination. These make-whole payments will not be paid (and no excise tax will be payable) if the Combination is not completed. The rationale for approval of the arrangement and the arrangement are described at greater length in the Company’s Schedule 14A filed with the SEC February 9, 2015 (Commission File No. 001-14643).

Officer Stock Ownership Guidelines

The Committee first established stock ownership guidelines for senior managers in 2006. The guidelines have since been revised on several occasions, most recently in March 2015. The Committee believes these revised guidelines further align the interests of senior management with those of the shareholders. Senior managers (including the named executive officers) are encouraged to maintain a significant equity interest in the Company through ownership of stock that they acquire either with their own funds or through certain long-term incentive awards. The Committee believes that stock ownership helps create economic alignment with shareholders and is a factor in motivating our senior management to enhance shareholder value. Under the most recently revised guidelines, the stock ownership requirements are expressed as a multiple of salary rather than a fixed number of shares, as was previously the case. The Committee believes that this approach, which is consistent with the approach used in the Director Stock Ownership Guidelines, reflects prevailing market practices, and also has the benefit of adjusting for changing circumstances that should influence stockholding requirements. The following table outlines the required officer share ownership values at various levels within the Company, as defined by multiples of base salary for each officer:

Position:	Shareholding Requirements:
CEO	6 times base salary
CFO	4 times base salary
Senior Vice Presidents	3 times base salary
Corporate Vice Presidents	2 times base salary

The following share types are included under these guidelines (stock options do not count toward share ownership):

•	Shares purchased outright;

•	Shares acquired from exercised stock options (but not unexercised options);

•	Shares purchased through the STERIS 401(k) plan; and/or

•	Unvested restricted shares and restricted shares that have vested.

From the time a senior manager achieves a position subject to these guidelines, he or she has a five-year period to attain the applicable shareholding requirements. Likewise, if an officer already subject to the guidelines is promoted to a position with higher shareholding requirements, he or she has a five year period in which to satisfy the higher requirements. A steady increase in share ownership over the five-year period is encouraged, subject to hardship exceptions. If the share ownership guideline is not achieved within the applicable five-year period, the CEO or the Committee is authorized to take into consideration the facts and circumstances with respect to that failure and take whatever action he or they consider appropriate, including restricting or eliminating future equity awards to the particular officer. Based on the closing price of the Company’s Common Stock on the NYSE on March 31, 2015 and base salaries in effect at that date, the President and CEO and all of the other named executive officers satisfied these guidelines.

Pay Governance

Pay Governance, LLC was the Compensation Committee’s compensation consultant for fiscal 2015. For fiscal 2015, as required by the NYSE listing standards, the Compensation Committee has considered various independence factors and potential conflicts of interest of Pay Governance, LLC and found Pay Governance to be independent and that no conflicts of interest existed.

Insider Trading Policy

The Company maintains an Insider Trading Policy which restricts activities in or relating to Company stock by Directors, executive officers and employees and their respective related persons. These restrictions include advance clearance requirements for Directors and executive officers for all transactions as well as “blackout” provisions. In addition, the Policy imposes blanket prohibitions for Directors, executive officers, employees and their respective related persons on a number of types of transactions relating to Company stock, including short sales, option trading, hedging and pledging (including margin purchases of Company stock).

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in STERIS’s Annual Report on Form 10-K for the year ended March 31, 2015.

Compensation Committee of the Board of Directors.

Loyal W. Wilson – Chairman

Kevin M. McMullen

John P. Wareham

Michael B. Wood

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER

PARTICIPATION

None of the members of the Board who served on the Compensation Committee during fiscal 2015 was ever an officer or employee of the Company or of any of its subsidiaries, other than John P. Wareham, who is Chairman of the Board of the Company and a Vice President of one of the Company’s subsidiaries. Mr. Wareham is not an employee of the Company or the subsidiary. None of the members of the Board who served on the Compensation Committee during fiscal 2015 had any relationship requiring disclosure under any paragraph of Item  404 of Regulation S-K.

TABULAR AND OTHER EXECUTIVE COMPENSATION DISCLOSURE

The persons named in the below table are sometimes referred to in this Proxy Statement as the “named executive officers”.

FISCAL 2015 SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Walter M Rosebrough, Jr. President and Chief Executive Officer	2015	800,000	-	909,840	1,588,091	1,108,000	97,962	4,503,893
	2014	788,462	-	1,133,500	1,053,290	699,200	126,122	3,800,574
	2013	750,000	-	598,800	517,090	906,750	130,092	2,902,732
Michael J. Tokich Senior Vice President, Chief Financial Officer and Treasurer	2015	391,007	-	240,840	373,668	422,405	37,356	1,465,276
	2014	351,772	-	317,380	231,724	225,611	45,083	1,171,570
	2013	314,183	-	209,580	143,636	279,350	38,436	985,185
Sudhir K. Pahwa Senior Vice President, Infection Prevention Technologies	2015	328,366	-	160,560	233,543	272,872	31,256	1,026,597
	2014	312,614	-	194,962	100,610	158,933	30,965	798,084
	-	-	-	-	-	-	-	-
David A. Johnson Senior Vice President, Surgical Solutions	2015	309,588	-	267,600	93,417	214,389	39,561	924,555
	2014	285,431	-	317,380	31,599	127,406	40,792	802,608
	2013	261,202	-	104,790	71,818	173,036	35,634	646,480
J. Adam Zangerle Vice President, General Counsel, and Secretary	2015	276,923	-	120,527	163,507	239,712	35,397	836,066
	-	-	-	-	-	-	-	-
	-	-	-	-	-	-	-	-

(1)	Regular base salary for fiscal 2015, 2014 and 2013.

(2)

The dollar amounts reflect the closing sales price per share of the Company’s common stock on the New York Stock Exchange Composite Tape on the effective date of the grant. For a discussion of specific restricted stock awards granted in fiscal 2015, see “Grants of Plan-Based Awards in Fiscal 2015” below and the narrative discussion that follows. From the date of award of all shares of restricted stock described, the recipient can vote the restricted shares and will receive cash dividends at the same times and amounts per share as all other holders of common stock. For a discussion of specific awards of restricted stock granted in fiscal 2015, see “Grants of Plan-Based Awards in Fiscal 2015” below and the narrative discussion that follows.

(3)

The dollar amounts reflect the grant date fair value under FASB ASC topic 718 for option awards. The aggregate grant date fair value of option awards is computed in accordance with FASB ASC Topic 718, utilizing assumptions discussed in the Notes to our financial statements in our Form 10-K for the fiscal years ended March 31, 2015, March 31, 2014 and March 31, 2013. For a discussion of specific option awards granted in fiscal 2015, see “Grants of Plan-Based Awards in Fiscal 2015” below and the narrative discussion that follows.

(4)

The dollar amounts represent incentive compensation paid for fiscal years 2015, 2014 and 2013 under the Company’s Senior Executive Management Incentive Compensation Plan for Mr. Rosebrough and under the Company’s Management Incentive Compensation Plan for the other named executive officers, as discussed in the Compensation Discussion and Analysis – “Principal Components of Compensation for Named Executive Officers – Annual Incentive Compensation (cash bonus)” section.

(5)

Includes for all fiscal years shown for all named executive officers the following: auto allowance, tax preparation/financial planning fees, other personal expense, and Company matching contribution to 401(k) plan. In addition, in the case of Mr. Rosebrough, this also includes club dues and personal use of private aircraft utilized by the Company (the value of personal use of private aircraft was calculated based on the aggregate incremental cost of operating the aircraft). Also includes for all named executive officers dividends on shares of STERIS restricted stock, which dividends are not factored into values shown above. Dividends payable during fiscal 2013 were $.74 per Common Share. For fiscal 2013, restricted stock dividends paid to Mr. Rosebrough were $64,380. Dividends payable during fiscal 2014 were $0.82 per Common Share. For fiscal 2014, restricted stock dividends paid to Mr. Rosebrough were $67,650. Dividends payable during fiscal 2015 were $0.90 per Common Share. For fiscal 2015, restricted stock dividends paid to Mr. Rosebrough were $33,165. Except for the dividends for Mr. Rosebrough that are disclosed in the preceding sentences, no individual item of “All Other Compensation” for any of the named executive officers exceeded $25,000.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2015

Name	Grant Date		Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards; Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
				Threshold ($)	Target ($)	Maximum ($)
Walter M Rosebrough, Jr.	5/30/2014	(1)	4/23/2014				17,000			909,840
	5/30/2014	(1)	4/23/2014					119,000	53.52	1,588,091
				0	800,000	1,600,000
Michael J. Tokich	5/30/2014	(1)	4/23/2014				4,500			240,840
	5/30/2014	(1)	4/23/2014					28,000	53.52	373,668
				0	254,155	508,309
Sudhir K. Pahwa	5/30/2014	(1)	4/23/2014				3,000			160,560
	5/30/2014	(1)	4/23/2014					17,500	53.52	233,543
				0	164,183	328,366
David A. Johnson	5/30/2014	(1)	4/23/2014				5,000			267,600
	5/30/2014	(1)	4/23/2014					7,000	53.52	93,417
				0	154,794	309,588
J. Adam Zangerle	5/30/2014	(1)	4/23/2014				2,252			120,527
	5/30/2014	(1)	4/23/2014					12,252	53.52	163,507
				0	138,462	276,923

(1)

Restricted stock and stock option grants made as part of the annual long-term equity grant. All restricted stock and stock option awards were granted under the Company’s 2006 Long-Term Equity Incentive Plan.

NARRATIVE SUPPLEMENT TO THE FISCAL 2015 SUMMARY COMPENSATION TABLE AND THE GRANTS OF PLAN-BASED AWARDS IN FISCAL 2015 TABLE

Vesting Schedule

Stock option awards to employees generally vest and become nonforfeitable in increments of 25% per year over a four year period, with full vesting four years after the date of grant. Restricted stock awards to employee recipients generally cliff vest on the fourth anniversary of the grant date if the recipient remains in continuous employment through that date. However, employees who are grantees of restricted stock and have attained age 55 and been employed for at least 5 years at the time of the grant or meet these criteria during the term of the grant, will be subject to installment vesting rules over the four year period. Stock options and restricted stock awards granted prior to March 12, 2014 become fully vested upon a “change in control.” Equity awards made on or after March 12, 2014 are subject to “double trigger” vesting and will not vest immediately upon a change of control unless the recipient does not receive a qualified replacement award. Stock options and restricted stock will vest immediately if the grantee dies while employed by the Company.

Forfeiture and Post-Employment Treatment

The unvested portion of a stock option award (and the right to acquire the underlying shares) is generally forfeited at termination of employment (unless employment terminates on account of death). The vested portion of a stock option award (and the right to acquire the underlying shares) is forfeited following termination of employment and expiration of the applicable post-employment exercise period and also may be forfeited in the case of a termination of employment for “Cause.” Unvested restricted stock is forfeited at termination of employment, unless employment terminates on account of death. Accelerated vesting may apply to awards upon a change in control. See “Equity Incentive Plan” beginning on page 46 for additional information.

Dividends

Dividends are payable on restricted stock at the same times and in the same amounts as payable generally from time to time on our outstanding Common Shares.

Option Exercise Price

Options granted under our stock option plans have an exercise price equal to the NYSE Composite Transaction Reporting System closing price of our Common Shares on the date the grant is approved or such later date as may be specified in the approval.

OUTSTANDING EQUITY AWARDS AT MARCH 31, 2015

	Option Awards					Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Walter M Rosebrough, Jr.	5/31/2011	0	21,250	36.09	5/31/2021
	5/30/2012	0	36,000	29.94	5/30/2022
	5/31/2013	0	75,000	45.34	5/31/2023
	5/30/2014	0	119,000	53.52	5/30/2024
						5/31/2011	3,750	263,513
						5/30/2012	10,000	702,700
						5/31/2013	18,750	1,317,563
						5/30/2014	17,000	1,194,590
Michael J. Tokich	11/1/2007	2,000	0	27.45	11/1/2017
	3/14/2008	13,600	0	26.41	3/14/2018
	5/21/2009	12,000	0	22.83	5/21/2019
	5/20/2010	11,000	0	31.87	5/20/2020
	5/31/2011	10,875	3,625	36.09	5/31/2021
	5/30/2012	10,000	10,000	29.94	5/30/2022
	5/31/2013	5,500	16,500	45.34	5/31/2023
	5/30/2014	0	28,000	53.52	5/30/2024
						5/31/2011	3,700	259,999
						5/30/2012	7,000	491,890
						5/31/2013	7,000	491,890
						5/30/2014	4,500	316,215
Sudhir K. Pahwa	5/21/2009	3,000	0	22.83	5/21/2019
	5/20/2010	6,825	0	31.87	5/20/2020
	5/31/2011	4,500	1,500	36.09	5/31/2021
	5/30/2012	3,500	3,500	29.94	5/30/2022
	5/31/2013	2,388	7,164	45.34	5/31/2023
	5/30/2014	0	17,500	53.52	5/30/2024
						5/31/2011	750	52,703
						5/30/2012	2,500	175,675
						5/31/2013	3,225	226,621
						5/30/2014	3,000	210,810
David A. Johnson	5/20/2010	7,500	0	31.87	5/20/2020
	5/31/2011	8,250	2,750	36.09	5/31/2021
	5/30/2012	5,000	5,000	29.94	5/30/2022
	5/31/2013	750	2,250	45.34	5/31/2023
	5/30/2014	0	7,000	53.52	5/30/2024
						5/31/2011	3,700	259,999
						5/30/2012	3,500	245,945
						5/31/2013	7,000	491,890
						5/30/2014	5,000	351,350
J. Adam Zangerle	9/12/2006	2,200	0	24.72	9/12/2016
	7/27/2007	2,200	0	27.68	7/27/2017
	5/21/2008	3,100	0	30.84	5/21/2018
	5/21/2009	3,150	0	22.83	5/21/2019
	5/20/2010	3,000	0	31.87	5/20/2020
	5/31/2011	2,625	875	36.09	5/31/2021
	5/30/2012	1,900	1,900	29.94	5/30/2022
	5/31/2013	1,500	4,500	45.34	5/31/2023
	5/30/2014	0	12,252	53.52	5/30/2024
						5/31/2011	1,200	84,324
						5/30/2012	1,400	98,378
						7/31/2012	1,000	70,270
						11/26/2012	1,000	70,270
						5/31/2013	5,000	351,350
						5/30/2014	2,252	158,248

(1)	Market Value is computed by multiplying the number of shares or units of stock by the NYSE Composite Transaction Reporting System closing price of STERIS’s common shares on March 31, 2015.

The vesting schedule for each grant in the above table is shown below, based on the option or stock award grant date, as applicable.

OPTION AWARDS VESTING SCHEDULE

Grant Date	Vesting Schedule
9/12/2006 7/27/2007 11/1/2007 3/14/2008 5/21/2008 5/21/2009 5/20/2010 5/31/2011 5/30/2012 5/31/2013 5/30/2014

25% exercisable on 9/12/2007, 9/12/2008, 9/12/2009 and 9/12/2010 (Zangerle)

25% exercisable on 7/27/2008, 7/27/2009, 7/27/2010 and 7/27/2011 (Zangerle)

25% exercisable on 11/1/2008, 11/1/2009, 11/1/2010 and 11/1/2011 (Tokich)

25% exercisable on 3/14/2009, 3/14/2010, 3/14/2011 and 3/14/2012 (Tokich)

25% exercisable on 5/21/2009, 5/21/2010, 5/21/2011 and 5/21/2012 (Zangerle)

25% exercisable on 5/21/2010, 5/21/2011, 5/21/2012 and 5/21/2013

25% exercisable on 5/20/2011, 5/20/2012, 5/20/2013 and 5/20/2014

25% exercisable on 5/31/2012, 5/31/2013, 5/31/2014 and 5/31/2015

25% exercisable on 5/30/2013, 5/30/2014, 5/30/2015 and 5/30/2016

25% exercisable on 5/31/2014, 5/31/2015, 5/31/2016 and 5/31/2017

25% exercisable on 5/30/2015, 5/30/2016, 5/30/2017 and 5/30/2018

STOCK AWARDS VESTING SCHEDULE

Grant Date	Vesting Schedule*
5/31/2011	100% on 6/1/2015 (Tokich, Johnson and Zangerle)
5/31/2011	50% vested on 5/31/2013 and 25% vested on 6/2/2014 and 25% on 6/1/2015 under 55/5 Rule (Rosebrough)
5/31/2011	75% vested on 6/2/2014 and 25% on 6/1/2015 under 55/5 Rule (Pahwa)
5/30/2012 5/30/2012	100% on 5/30/2016 (Tokich, Johnson and Zangerle) 50% vested on 5/30/2014, 25% on 6/1/2015 and 25% on 5/30/2016 under 55/5 Rule (Pahwa)
5/30/2012	25% vested on 5/30/2013 and 25% vested on 5/30/2014, 25% on 6/1/2015 and 25% on 5/30/2016 under 55/5 Rule (Rosebrough)
5/31/2013 5/31/2013	100% on 5/31/2017 (Tokich, Johnson and Zangerle) 25% vested on 6/2/2014, 25% on 6/1/2015, 25% on 5/31/2016 and 25% on 5/31/2017 under 55/5 Rule (Rosebrough and Pahwa)
5/30/2014 5/30/2014 5/30/2014

100% on 5/30/2018 (Tokich and Zangerle)

75% on 5/30/2017 and 25% on 5/30/2018 under 55/5 Rule (Johnson)

25% on 6/1/2015, 25% on 5/30/2016, 25% on 5/30/2017 and 25% on 5/30/2018
under 55/5 Rule (Rosebrough and Pahwa)

*	All awards are restricted stock

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2015

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Walter M Rosebrough, Jr.(3)	100,000	3,553,000
	35,000	1,243,550
	98,200	3,241,582
	75,000	3,076,500
	36,000	1,301,760
	63,750	1,913,138
	60,600	2,074,338
	25,000	519,000
			35,000	1,843,100
			5,000	267,600
			6,250	329,000
			3,750	197,400
Michael J. Tokich(4)	2,000	47,040
	2,525	59,388
			4,500	236,970
Sudhir K. Pahwa(5)	0	0
			2,500	133,800
			1,075	56,588
			2,250	118,440
David A. Johnson(6)	0	0
			2,700	142,182
J. Adam Zangerle(7)	1,000	28,190
	1,000	28,190
	925	33,365
			1,200	63,192

(1)

Value realized based on the gain, equal to the difference between the closing price of the Common Shares on the option exercise date and the option exercise price, times the number of option shares being exercised.

(2)	Value realized based on the closing price of the Common shares on the date of vesting.

(3)	13,907 common shares were withheld to cover the required tax withholding due on the vesting of the 35,000 restricted shares. These common shares vested on May 20, 2014.
2,273 common shares were withheld to cover the required tax withholding due on the vesting of the 5,000 restricted shares. These common shares vested on May 30, 2014.
2,966 common shares were withheld to cover the required tax withholding due on the vesting of the 6,250 restricted shares. These common shares vested on June 2, 2014.
1,780 common shares were withheld to cover the required tax withholding due on the vesting of the 3,750 restricted shares. These common shares vested on June 2, 2014.

(4)	1,475 common shares were withheld to cover the required tax withholding due on the vesting of the 4,500 restricted shares. These common shares vested on May 20, 2014.

(5)	811 common shares were withheld to cover the required tax withholding due on the vesting of the 2,500 restricted shares. These common shares vested on May 30, 2014.
354 common shares were withheld to cover the required tax withholding due on the vesting of the 1,075 restricted shares. These common shares vested on June 2, 2014.
740 common shares were withheld to cover the required tax withholding due on the vesting of the 2,250 restricted shares. These common shares vested on June 2, 2014.

(6)	874 common shares were withheld to cover the required tax withholding due on the vesting of the 2,700 restricted shares. These common shares vested on May 20, 2014.

(7)	399 common shares were withheld to cover the required tax withholding due on the vesting of the 1,200 restricted shares. These common shares vested on May 20, 2014.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL 2015

Name	Executive Contributions in Fiscal 2015 ($)	Company Contributions in Fiscal 2015 ($)	Aggregate Earnings in Fiscal 2015 ($)	Aggregate Withdrawals/ Distributions in Fiscal 2015 ($)	Aggregate Balance at 3/31/15 ($)
Walter M Rosebrough, Jr.	-	-	-	-	-
Michael J. Tokich	-	-	9,440	-	126,953
Sudhir K. Pahwa	-	-	33,666	-	298,641
David A. Johnson	-	-	-	-	-
J. Adam Zangerle	-	-	2,843	-	40,407

DEFERRED COMPENSATION PLAN

The Company maintains a nonqualified deferred compensation plan (the “Deferred Compensation Plan”). Pursuant to the Deferred Compensation Plan each eligible employee was entitled to elect to defer receipt of up to 25% of base salary and up to 100% of incentive compensation (bonus) and/or commissions. To be eligible to participate, an employee was required to be in a salary grade and earn a salary above specified levels and to meet certain residence and other tests. The Deferred Compensation Plan was amended during the 2012 fiscal year to eliminate all rights to defer base salary in respect of the 2012 calendar year and all succeeding calendar years and to eliminate all rights to defer incentive compensation and commissions in respect of the 2013 fiscal year and all succeeding fiscal years. Thus no contributions are shown in the table for fiscal 2015. Messrs. Tokich, Pahwa, and Zangerle are the only named executive officers who participate in the Deferred Compensation Plan.

Amounts deferred by each participant were credited to an account established in the name of the participant. Deferrals may be allocated among various available hypothetical investment options, as selected by the participant. There are currently several available hypothetical investment options. No Company “match” was made on amounts deferred. Hypothetical investment earnings (losses) on account balances are credited (charged) to the account.

Under the Deferred Compensation Plan, a participant is entitled to receive distribution of the participant’s account balance (amounts deferred, together with earnings (losses)) after the earliest to occur of the following: death, disability, retirement (termination of employment at or after age 65), other termination of employment, change of control (if the participant elected to have a distribution upon a change of control) or a specified date selected by the participant (which date must be at least two years after the making of the election) as an “in service” distribution date. At the time of his or her deferral election, a participant may designate how the participant will receive distribution if the distribution is triggered by retirement, disability or a change of control. Distribution options are a single lump sum or annual installments over a period of years (not to exceed ten). If a distribution election is not made or a distribution is made for another reason, the distribution will be in a lump sum. Also, if a participant’s account balance is less than $50,000 at the time of a triggering event, the distribution will be made in a lump sum. Distributions to persons who are “specified employees” under Section 409A of the Internal Revenue Code may be delayed. A “change of control” for distribution purposes is a change of control of the Company within the meaning of Section 409A of the Internal Revenue Code.

The Deferred Compensation Plan is not funded, within the meaning of the Employee Retirement Income Security Act of 1974, and participants have only an unsecured contractual commitment by the Company to pay amounts owed under the Deferred Compensation Plan. Amounts owed may be subject to the claims of the Company’s creditors in the event of the Company’s insolvency.

POTENTIAL PAYMENTS TO NAMED EXECUTIVE OFFICERS UPON TERMINATION OF EMPLOYMENT OR CHANGE IN CONTROL

We maintain various contracts, agreements, plans, policies, and arrangements (collectively, agreements) that may provide for payments or the provision of other benefits following or in connection with any termination or constructive termination of employment or a change in control of the Company or change in a named executive officer’s responsibilities. Some of these agreements are available generally to all of our salaried employees on the same basis as, and do not discriminate in scope, terms or operation in favor of, our executive officers. None of the named executive officers are covered by a Company maintained defined benefit pension plan or other tax-qualified plan, other than our 401(k) plan. The only agreements concerning compensation to which any of the named executive officers are party or in which any of the named executive officers participate, other than our frozen Deferred Compensation Plan, that are not available generally to all our salaried employees, are described below.

Senior Executive Severance Plan

STERIS maintains a Senior Executive Severance Plan (“Senior Severance Plan”). The Senior Severance Plan covers all of the named executive officers (including the CEO) and certain other executives. Under the Plan, a participant who terminates employment with the Company for Good Reason (as defined), or whose employment is terminated by the Company other than for Cause (as defined) will be entitled to severance benefits. Generally, severance benefits will consist of severance pay equal to the participant’s annual base salary, payable over twelve months, incentive compensation (bonus) for the fiscal year in which the termination occurs based upon financial targets achieved (and prorated to reflect the participant’s actual period of participation), and reimbursement for continuing medical and dental coverage for up to twelve months under the Company’s plans. Payment of severance benefits is contingent on the participant’s execution of a release of claims against the Company. The Senior Severance Plan does not provide for any tax gross-ups with respect to severance benefits under any circumstances. If the termination is in conjunction with a Change in Control (as defined) and within specified time frames, the severance pay amount will equal two times the participant’s annual base salary, also payable over a twelve month period. The Senior Severance Plan or a participant’s participation in the Senior Severance Plan may be terminated by the Company upon twelve months notice, with some limitations. An executive who was covered by both an agreement or other arrangement providing benefits in the nature of severance and by the Senior Severance Plan, will be entitled to receive benefits under whichever provides for greater benefits, but not both.

Equity Compensation Plan Information

The table below presents information concerning all equity compensation plans and individual compensation arrangements of the Company in effect as of the Company’s March 31, 2015 fiscal year end.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,759,890	37.03	2,784,810
Equity compensation plans not approved by security holders	-	-	-
Total	1,759,890	37.03	2,784,810

Equity Incentive Plan

STERIS’s 2006 Long-Term Equity Incentive Plan (“2006 Plan”) authorizes the issuance or grant of various stock and stock related incentives, including stock options, restricted stock, restricted stock units, stock appreciation rights, performance units and other stock awards to employees and non-employee directors. All grants of stock options, restricted stock, restricted stock units, SARs and other stock awards made by STERIS subsequent to original approval of the 2006 Plan have been made pursuant to the 2006 Plan. Most stock option grants made prior to the approval of the 2006 Plan were pursuant to various other previously established plans. In connection with the adoption of the 2006 Plan, we discontinued the grant of options or other equity incentives under the previously established plans. However, some options granted under one of the previously established plans remain outstanding. As of March 31, 2015, there were two million seven hundred eighty-four thousand eight hundred and ten (2,784,810) shares remaining available for grant from the 2006 Plan.

In general, upon termination of an award recipient’s employment, the nonvested portions of his or her stock option grants, restricted stock awards and other equity incentive awards are immediately forfeited. However, unvested option grants and restricted stock awards will become vested and nonforfeitable upon an optionee’s death while employed and unvested restricted stock units and other equity incentive awards may be modified by the Company to give the award recipient the benefit of the award or unit through the date of death. Also, stock option and stock appreciation rights held by persons who are age 55 and have at least 5 years of service at termination may be exercisable for an extended period equal to the remaining term of the award. These extended exercise provisions are contingent upon the grantee remaining in Good Standing (as defined in the 2006 Plan) and not dying prior to expiration of the term, and are subject to the other 2006 Plan terms. If a recipient fails to remain in Good Standing, any outstanding stock options, restricted stock awards and other equity incentive compensation awards may be forfeited.

Under the provisions of the 2006 Plan in effect prior to March 13, 2014, as well as the previously established plans, upon the occurrence of a change in control (as defined in the 2006 Plan), all options and other awards then outstanding, to the extent unvested, generally vest and become immediately exercisable, without further action. The 2006 Plan was amended effective March 13, 2014 to provide new rules for changes of control for equity awards made on or after March 13, 2014. Under the new rules, awards do not automatically vest upon a change in control, provided the participant receives a qualifying replacement award. To qualify as a replacement award, the award must satisfy a number of criteria, including a requirement that the value of the replacement award be at least equal to the value of the award being replaced. The Board or Compensation Committee, as constituted immediately prior to the change in control, determines in its sole discretion whether the criteria have been satisfied. If a participant receives a qualifying replacement award, early vesting will occur only to the extent the participant’s employment is terminated by the participant for Good Reason (as defined in the 2006 Plan) or by his or her employer other than for Cause (as defined in the 2006 Plan), within two years after the change in control.

While the definition of change in control varies somewhat from plan to plan, in general a change in control under each includes any of the following: the acquisition by any person or group of 25% or more of the combined voting power of the Company’s outstanding voting stock; certain changes in the composition of a majority of the Board membership; the consummation of certain reorganizations, mergers or consolidations or disposition of all or substantially all of the assets of the Company or certain other business transactions involving the Company; or approval by the shareholders of a complete liquidation or dissolution of the Company. The Combination does not constitute a change in control under the 2006 Plan.

In connection with the grant of stock options, restricted stock, restricted stock units and stock appreciation rights under the 2006 Plan and previously established plans, optionees and other award recipients agree to restrictive covenants concerning non-competition, non-interference and non-disclosure. If the recipient breaches any of these covenants, in addition to any other remedies we may have, awards then held by the recipient and stock then held that was received pursuant to awards may be forfeited.

Management Incentive Compensation Plan

We have established and maintain a Management Incentive Compensation Plan (sometimes referred to as the “Bonus Plan”), for key employees. The Bonus Plan is intended to support our compensation philosophy and encourage achievement of objectives by key employees whose responsibilities affect the performance of the business. Participants are selected annually. During fiscal 2015, all named executive officers, other than Mr. Rosebrough, were participants in the Bonus Plan.

Also each Bonus Plan participant is assigned annually a “target” bonus based upon his or her position and level of responsibility within the Company. The target bonus is an amount equal to the percentage of the participant’s base salary that he or she would receive as a bonus if all of the objectives established for, or otherwise applicable to, the participant are achieved. If the objectives are exceeded, a larger bonus may be payable. If the objectives are not attained, a smaller bonus or no bonus may be payable. In no case may the bonus payable to a participant exceed a cap of 200% of his or her target bonus. Generally, a participant is not entitled to a bonus in respect of a particular fiscal year unless he or she remains in the employ of the Company through the end of that fiscal year, except to the extent otherwise contractually required.

The Bonus Plan also provides that within twenty (20) days after the occurrence of the first Change of Control (as defined in the Bonus Plan) in any fiscal year, each participant may be paid an interim lump-sum cash payment with respect to his or her participation in the Bonus Plan, with the amount of the interim payment to be equal to the dollar amount of the participant’s target bonus for the entire fiscal year multiplied by a fraction, the numerator of which is the number of months between the beginning of the fiscal year and the end of the month in which the Change of Control occurs and the denominator of which is 12. The making of the interim payment will not reduce the obligation to make a final payment under the terms of the Bonus Plan, but the amount of any interim payment will be an offset against any later payment due under the Bonus Plan in respect of the fiscal year. A participant is not required to refund any portion of the interim payment. The Company will not make any interim payments in respect of the Combination.

For purposes of the Bonus Plan, a Change of Control includes the following: the acquisition by any person or group of 50% or more (or in some cases as little as 15%) of the Company’s outstanding Common Shares; a person’s commencement or public announcement of an intention to commence a tender offer that would result in such person becoming beneficial owner of 15% or more of the Company’s outstanding Common Shares; certain changes in the composition of a majority of the Board membership within a 24 month period; the consummation of certain mergers or consolidations, or dispositions of all or substantially all of the assets of the Company; or a person’s proposal of a “Control Share Acquisition” of the Company within the meaning of the Ohio General Corporation Law.

Senior Executive Management Incentive Compensation Plan

We have established and maintain a Senior Executive Management Incentive Compensation Plan (sometimes referred to as the “SEMICP”) for the CEO and any other executive officer or employee designated by the Compensation Committee. The SEMICP is intended to support our compensation philosophy and encourage achievement of objectives by key employees by providing incentives for superior performance. Participants are selected by the Compensation Committee in its sole discretion. During fiscal 2015, Mr. Rosebrough was the only participant in the SEMICP.

Annually, the Compensation Committee establishes the performance objectives for each SEMICP participant and the amount of incentive compensation payable (or formula for determining such amount) if the specified performance objectives for such fiscal year are achieved or exceeded. Performance objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual participant or of the subsidiary, division, department or function within the Company or one or more subsidiaries in which the participant is employed or for which the participant has responsibilities. The performance objectives are required to be limited to specified levels of Company (or subsidiary, division, department or function) performance, or such performance relative to peer company performance, in one or more, or a combination, of the following: earnings per share, return on invested capital, return on total capital, return on assets, return on equity, total shareholder return, stock value, net income, revenue, free cash flow, cash flow, operating profit, gross margin and/or contribution margin, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, productivity improvement, and expense or liability reduction. The Compensation Committee may further specify in respect of the specific performance objectives a minimum acceptable level of achievement below which no incentive compensation payment will be made and set forth a formula for determining the amount of any payment to be made if performance is at or above the minimum acceptable level but falls short of full achievement of the specific performance objectives or exceeds full achievement of the specified performance objectives. The Committee retains the discretion to reduce the amount of any incentive compensation that would be otherwise payable to a participant (including a reduction in such amount to zero). The Compensation Committee is required to determine, as soon as reasonably practicable after the end of each fiscal year, whether the performance objectives have been achieved and the amount of incentive compensation payable, and to document such determinations.

The maximum incentive compensation that may be paid to a participant under the SEMICP in respect of any fiscal year may not exceed the lesser of two and one-half (2 1/2) times the participant’s annual base salary or $2,500,000. Any incentive compensation payable under the SEMICP in respect of any fiscal year must be paid within two and one-half months after the end of the fiscal year.

For further discussion regarding the SEMICP, see “Proposal 2” beginning on page 7.

TABLES OF PAYMENT ESTIMATES

Introduction

The tables that follow estimate and summarize the potential payments and benefits under compensation and benefit plans and contractual agreements to which the named executive officers are a party or a participant that may be realizable by each of the named executive officers in the event of a termination of employment and/or change in control under the circumstances described in the footnotes and column headings to the tables, as supplemented by the narrative descriptions of agreements and/or plans addressing or containing provisions relating to change in control and/or termination payments and benefits. These narrative descriptions are found under “Potential Payments to Named Executive Officers Upon Termination of Employment or Change in Control” above beginning on page 45.

Excluded Amounts

The amounts shown in the tables that follow do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include accrued salary and vacation pay, regular severance benefits, and distributions of plan balances under our 401(k) plan. The tables also do not include amounts receivable under the Deferred Compensation Plan. See “Deferred Compensation Plan” on page 44 for information about the Deferred Compensation Plan.

Walter M Rosebrough, Jr.(1)

The table below describes those benefits to which Mr. Rosebrough would have been entitled under the Company’s Senior Executive Severance Plan (“Senior Executive Severance Plan”) and his equity awards under various scenarios, including change in control scenarios, as of March 31, 2015.

	Termination by the Company without Cause or Termination by the employee for Good Reason(2)	Change in Control without Termination and no Qualifying Replacement Award	Change in Control without Termination but with Qualifying Replacement Award	Change in Control and Termination by the Company without Cause or Termination by the employee for Good Reason(4)
Severance Payment	$800,000	$0	$0	$1,600,000
Stock Options(3)	$0	$6,041,205	$4,047,955	$6,041,205
Restricted Stock(3)	$0	$3,478,365	$2,283,775	$3,478,365
Pro-Rata Bonus Payment	$1,108,000	$0	$0	$1,108,000
Medical and Dental Benefits	$10,572	$0	$0	$10,572
Totals	$1,918,572	$9,519,570	$6,331,730	$12,238,142

(1)

For purposes of this disclosure, the Change in Control date and all termination events are assumed to occur on March 31, 2015. The stock price used is the closing price of $70.27 on March 31, 2015, the assumed termination and Change in Control date.

(2)

Pursuant to the Senior Executive Severance Plan, in the event of a “qualifying termination” in circumstances not involving a Change in Control, Mr. Rosebrough will be entitled to 12 months of severance payments based on his then current base salary, a pro-rata portion of his actual bonus, and 12 months of medical and dental benefits. A “qualifying termination” is any separation of service other than by the Company for Cause (as defined) or by executive without Good Reason (as defined). Good Reason includes death or Disability (as defined). Mr. Rosebrough’s actual bonus for fiscal 2015 is $1,108,000. The proration is 100% because the assumed termination date is the fiscal year end.

(3)

In the event of a Change in Control with or without termination, or a termination on account of death, Mr. Rosebrough will be entitled to accelerated vesting of stock options and restricted stock awards made on or before March 12, 2014. Values attributable to accelerated vesting for stock options and restricted stock are shown in the first and third “Change in Control” columns. Awards granted after March 12, 2014 provide for double trigger vesting in Change in Control situations, that is, both a change in control and termination of employment under specified circumstances are required, provided the grantee receives a qualifying replacement award.

(4)

Pursuant to the Senior Executive Severance Plan, in the event of a “qualifying termination” within one (1) year following a change in control, Mr. Rosebrough will be entitled to 12 months of severance payments based on a multiple of two (2) times his then current base salary, a pro-rata portion of his actual bonus, and 12 months of medical and dental benefits. A “qualifying termination” is any separation of service other than by the Company for Cause (as defined) or by executive without Good Reason (as defined). Good Reason includes death or Disability (as defined). Mr. Rosebrough’s actual bonus for 2015 is $1,108,000. The proration is 100% because the assumed termination date is the fiscal year end.

Michael J. Tokich(1)

The table below describes those benefits to which Mr. Tokich would have been entitled under the Company’s Senior Executive Severance Plan (“Senior Executive Severance Plan”) and his equity awards under various scenarios, including change in control scenarios, as of March 31, 2015.

	Termination by the Company without Cause or Termination by the employee for Good Reason(2)	Change in Control without Termination and no Qualifying Replacement Award	Change in Control without Termination but with Qualifying Replacement Award	Change in Control and Termination by the Company without Cause or Termination by the employee for Good Reason(4)
Severance Payment	$391,007	$0	$0	$782,014
Stock Options(3)	$0	$1,407,548	$938,548	$1,407,548
Restricted Stock(3)	$0	$1,559,994	$1,243,779	$1,559,994
Pro-Rata Bonus Payment	$422,405	$0	$0	$422,405
Medical and Dental Benefits	$17,316	$0	$0	$17,316
Totals	$830,728	$2,967,542	$2,182,327	$4,189,277

(1)

For purposes of this disclosure, the Change in Control date and all termination events are assumed to occur on March 31, 2015. The stock price used is the closing price of $70.27 on March 31, 2015, the assumed termination and Change in Control date.

(2)

Pursuant to the Senior Executive Severance Plan, in the event of a “qualifying termination” in circumstances not involving a Change in Control, Mr. Tokich will be entitled to 12 months of severance payments based on his then current base salary, a pro-rata portion of his actual bonus, and 12 months of medical and dental benefits. A “qualifying termination” is any separation of service other than by the Company for Cause (as defined) or by executive without Good Reason (as defined). Good Reason includes death or Disability (as defined). Mr. Tokich’s actual bonus for fiscal 2015 is $422,425. The proration is 100% because the assumed termination date is the fiscal year end.

(3)

In the event of a Change in Control with or without termination, or a termination on account of death, Mr. Tokich will be entitled to accelerated vesting of stock options and restricted stock awards made on or before March 12, 2014. Values attributable to accelerated vesting for stock options and restricted stock are shown in the first and third “Change in Control” columns. Awards granted after March 12, 2014 provide for double trigger vesting in Change in Control situations, that is, both a change in control and termination of employment under specified circumstances are required, provided the grantee receives a qualifying replacement award.

(4)

Pursuant to the Senior Executive Severance Plan, in the event of a “qualifying termination” within one (1) year following a change in control, Mr. Tokich will be entitled to 12 months of severance payments based on a multiple of two (2) times his then current base salary, a pro-rata portion of his actual bonus, and 12 months of medical and dental benefits. A “qualifying termination” is any separation of service other than by the Company for Cause (as defined) or by executive without Good Reason (as defined). Good Reason includes death or Disability (as defined). Mr. Tokich’s actual bonus for 2015 is $422,425. The proration is 100% because the assumed termination date is the fiscal year end.

Sudhir K. Pahwa(1)

	Termination by the Company without Cause or Termination by the employee for Good Reason(2)	Change in Control without Termination and no Qualifying Replacement Award	Change in Control without Termination but with Qualifying Replacement Award	Change in Control and Termination by the Company without Cause or Termination by the employee for Good Reason(4)
Severance Payment	$328,366	$0	$0	$656,733
Stock Options(3)	$0	$664,149	$371,024	$664,149
Restricted Stock(3)	$0	$665,808	$454,998	$665,808
Pro-Rata Bonus Payment	$272,872	$0	$0	$272,872
Medical and Dental Benefits	$14,620	$0	$0	$14,620
Totals	$615,858	$1,329,957	$826,022	$2,274,182

(1)

For purposes of this disclosure, the Change in Control date and all termination events are assumed to occur on March 31, 2015. The stock price used is the closing price of $70.27 on March 31, 2015, the assumed termination and Change in Control date.

(2)

Pursuant to the STERIS Corporation Senior Executive Severance Plan (“Senior Executive Severance Plan”), in the event of a “qualifying termination” in circumstances not involving a Change in Control, Mr. Pahwa will be entitled to 12 months of severance payments based on his then current base salary, a pro-rata portion of his actual bonus, and 12 months of medical and dental benefits. A “qualifying termination” is any separation of service other than by the Company for Cause (as defined) or by executive without Good Reason (as defined). Good Reason includes death or Disability (as defined). Mr. Pahwa’s actual bonus for fiscal 2015 is $272,282. The proration is 100% because the assumed termination date is the fiscal year end.

(3)

In the event of a Change in Control with or without termination, or a termination on account of death, Mr. Pahwa will be entitled to accelerated vesting of stock options and restricted stock awards made on or before March 12, 2014. Values attributable to accelerated vesting for stock options and restricted stock are shown in the first and third “Change in Control” columns. Awards granted after March 12, 2014 provide for double trigger vesting in Change in Control situations, that is, both a change in control and termination of employment under specified circumstances are required, provided the grantee receives a qualifying replacement award.

(4)

Pursuant to the Senior Executive Severance Plan, in the event of a “qualifying termination” within one (1) year following a change in control, Mr. Pahwa will be entitled to 12 months of severance payments based on a multiple of two (2) times his then current base salary, a pro-rata portion of his actual bonus, and 12 months of medical and dental benefits. A “qualifying termination” is any separation of service other than by the Company for Cause (as defined) or by executive without Good Reason (as defined). Good Reason includes death or Disability (as defined). Mr. Pahwa’s actual bonus for 2015 is $272,282. The proration is 100% because the assumed termination date is the fiscal year end.

David A. Johnson(1)

	Termination by the Company without Cause or Termination by the employee for Good Reason(2)	Change in Control without Termination and no Qualifying Replacement Award	Change in Control without Termination but with Qualifying Replacement Award	Change in Control and Termination by the Company without Cause or Termination by the employee for Good Reason(4)
Severance Payment	$309,588	$0	$0	$619,175
Stock Options(3)	$0	$468,988	$351,738	$468,988
Restricted Stock(3)	$0	$1,349,184	$997,834	$1,349,184
Pro-Rata Bonus Payment	$214,389	$0	$0	$214,389
Medical and Dental Benefits	$19,046	$0	$0	$19,046
Totals	$543,023	$1,818,172	$1,349,572	$2,670,782

(1)

For purposes of this disclosure, the Change in Control date and all termination events are assumed to occur on March 31, 2015. The stock price used is the closing price of $70.27 on March 31, 2015, the assumed termination and Change in Control date.

(2)

Pursuant to the STERIS Corporation Senior Executive Severance Plan (“Senior Executive Severance Plan”), in the event of a “qualifying termination” in circumstances not involving a Change in Control, Mr. Johnson will be entitled to 12 months of severance payments based on his then current base salary, a pro-rata portion of his actual bonus, and 12 months of medical and dental benefits. A “qualifying termination” is any separation of service other than by the Company for Cause (as defined) or by executive without Good Reason (as defined). Good Reason includes death or Disability (as defined). Mr. Johnson’s actual bonus for fiscal 2015 is $214,389. The proration is 100% because the assumed termination date is the fiscal year end.

(3)

In the event of a Change in Control with or without termination, or a termination on account of death, Mr. Johnson will be entitled to accelerated vesting of stock options and restricted stock awards made on or before March 12, 2014. Values attributable to accelerated vesting for stock options and restricted stock are shown in the first and third “Change in Control” columns. Awards granted after March 12, 2014 provide for double trigger vesting in Change in Control situations, that is, both a change in control and termination of employment under specified circumstances are required, provided the grantee receives a qualifying replacement award.

(4)

Pursuant to the Senior Executive Severance Plan, in the event of a “qualifying termination” within one (1) year following a change in control, Mr. Johnson will be entitled to 12 months of severance payments based on a multiple of two (2) times his then current base salary, a pro-rata portion of his actual bonus, and 12 months of medical and dental benefits. A “qualifying termination” is any separation of service other than by the Company for Cause (as defined) or by executive without Good Reason (as defined). Good Reason includes death or Disability (as defined). Mr. Johnson’s actual bonus for 2015 is $214,389. The proration is 100% because the assumed termination date is the fiscal year end.

J. Adam Zangerle(1)

The table below describes those benefits to which Mr. Zangerle would have been entitled under the Company’s Senior Executive Severance Plan (“Senior Executive Severance Plan”) and his equity awards under various scenarios, including change in control scenarios, as of March 31, 2015.

	Termination by the Company without Cause or Termination by the employee for Good Reason(2)	Change in Control without Termination and no Qualifying Replacement Award	Change in Control without Termination but with Qualifying Replacement Award	Change in Control and Termination by the Company without Cause or Termination by the employee for Good Reason(4)
Severance Payment	$276,923	$0	$0	$553,846
Stock Options(3)	$0	$423,941	$218,720	$423,941
Restricted Stock(3)	$0	$762,570	$604,322	$762,570
Pro-Rata Bonus Payment	$239,712	$0	$0	$239,712
Medical and Dental Benefits	$10,572	$0	$0	$10,572
Totals	$527,207	$1,186,511	$823,042	$1,990,641

(1)

For purposes of this disclosure, the Change in Control date and all termination events are assumed to occur on March 31, 2015. The stock price used is the closing price of $70.27 on March 31, 2015, the assumed termination and Change in Control date.

(2)

Pursuant to the Senior Executive Severance Plan, in the event of a “qualifying termination” in circumstances not involving a Change in Control, Mr. Zangerle will be entitled to 12 months of severance payments based on his then current base salary, a pro-rata portion of his actual bonus, and 12 months of medical and dental benefits. A “qualifying termination” is any separation of service other than by the Company for Cause (as defined) or by executive without Good Reason (as defined). Good Reason includes death or Disability (as defined). Mr. Zangerle’s actual bonus for fiscal 2015 is $239,712. The proration is 100% because the assumed termination date is the fiscal year end.

(3)

In the event of a Change in Control with or without termination, or a termination on account of death, Mr. Zangerle will be entitled to accelerated vesting of stock options and restricted stock awards made on or before March 12, 2014. Values attributable to accelerated vesting for stock options and restricted stock are shown in the first and third “Change in Control” columns. Awards granted after March 12, 2014 provide for double trigger vesting in Change in Control situations, that is, both a change in control and termination of employment under specified circumstances are required, provided the grantee receives a qualifying replacement award.

(4)

Pursuant to the Senior Executive Severance Plan, in the event of a “qualifying termination” within one (1) year following a change in control, Mr. Zangerle will be entitled to 12 months of severance payments based on a multiple of two (2) times his then current base salary, a pro-rata portion of his actual bonus, and 12 months of medical and dental benefits. A “qualifying termination” is any separation of service other than by the Company for Cause (as defined) or by executive without Good Reason (as defined). Good Reason includes death or Disability (as defined). Mr. Zangerle’s actual bonus for 2015 is $239,712. The proration is 100% because the assumed termination date is the fiscal year end.

NON-EMPLOYEE DIRECTOR COMPENSATION

DESCRIPTION OF DIRECTOR COMPENSATION FOR FISCAL 2015

Non-employee Directors are compensated by the Company for their service as such for each term of office. Company employees serving as Directors are not compensated for their service as Directors.

For the 2014-15 term of office, the Chairman of the Board was paid a retainer of $290,000 and each other non-employee Director was paid a retainer of $200,000. These retainers were paid in full at the beginning of the term. Retainer fees are fully vested immediately upon payment, regardless of the form in which paid.

For all current Directors, absent an election to the contrary, the retainer fee was payable as follows for the 2014-15 term of office: $65,000 in cash ($95,000 for the Chairman), $67,500 in stock options ($97,500 for the Chairman) and $67,500 in career restricted stock units (“CRSUs”) ($97,500 for the Chairman). However, a Director may elect to receive all or a part of the cash or option portions of the fee in STERIS shares or CRSUs and may elect to receive the CRSU portion of the fee in STERIS shares, and certain Directors made these elections.

A non-employee Director first elected after the 2013 Annual Meeting of Shareholders will receive the same amount of retainer fees, but the available forms of payment will be limited until such time as the Director has satisfied the Company’s Non-Employee Director Stock Ownership Guidelines (see “Non-Employee Director Stock Ownership Guidelines” at page 56). A new Director will receive a retainer fee of $65,000 in cash, but may elect to receive CRSUs in lieu of all or a portion of the cash. The remaining $135,000 of the Director’s retainer fee will be payable in CRSUs.

The number of CRSUs or STERIS shares a Director is entitled to receive for each annual term will be determined based upon the dollar amount of the retainer fees elected to be received in CRSUs or STERIS shares, respectively and the STERIS per share closing price on the NYSE on the effective date of grant. The number of options a Director is entitled to receive is determined based upon the same factors and a Black-Scholes calculation, and the option price is the NYSE grant date closing price. A Director’s CRSUs will be settled in STERIS common shares six months after the cessation of the Director’s Board service. Directors will be paid cash dividend equivalents on their CRSUs as dividends are paid on STERIS common shares.

The following Committee Chair fees were paid for the 2014-2015 terms of office: Audit Committee Chair - $15,000; Compensation Committee Chair - $10,000; and other Committee Chairs - $7,500 each. These fees are payable in cash. Meeting attendance fees are payable to each Director at a rate of $1,000 per meeting for each Board meeting and assigned Committee meeting attended in excess of 20 during the annual term. No meeting attendance fees were paid for the 2014-2015 term.

DIRECTOR COMPENSATION TABLE FOR FISCAL 2015

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Career Restricted Stock Units $(4)	All Other Compensation ($)(5)	Total ($)
Richard C. Breeden(6)	7,500	—	65,871	132,484	4,488	210,343
Cynthia L. Feldmann	65,000	—	29,271	104,967	4,171	203,409
Jacqueline B. Kosecoff	7,500	64,979	65,871	67,453	2,286	208,089
David B. Lewis	55,000	—	—	159,949	4,907	219,856
Kevin M. McMullen	65,000	134,957	—	—		199,957
Mohsen M. Sohi	65,000	104,967	29,271	—		199,238
John P. Wareham	95,000	—	95,157	97,495	3,303	290,955
Loyal W. Wilson	10,000	—	—	199,988	6,776	216,764
Michael B. Wood	65,000	—	65,871	67,453	903	199,227

(1)	The dollar amount represents the portion of the annual retainer fee paid in cash for the 2014-2015 annual term plus chair fees, where applicable, for the fiscal year ended March 31, 2015.

(2)	The dollar amounts reflect the closing sales price per share of the Company’s common stock on the New York Stock Exchange Composite Tape on the effective date of the grant.

(3)

The dollar amounts reflect the grant date fair value of stock options granted in fiscal 2015 FASB ASC Topic 718. The grant date fair value of an award is determined utilizing assumptions discussed in Notes to our financial statements for the fiscal year ended March 31, 2015. The grant date fair value estimate for these stock option awards in accordance FASB ASC Topic 718 equaled the compensation cost recognized by the Company during fiscal 2015.

(4)	The dollar amounts reflect the closing sales price per share of the Company’s common stock on the New York Stock Exchange Composite Tape on the effective date of the grant.

(5)	Consists of dividend equivalents paid on CRSUs for fiscal 2015.

(6)

Based on disclosures in Mr. Breeden’s prior SEC filings, the governing documents of Breeden Capital Management LLC and related investment funds provide that compensation received by Mr. Breeden for services as a director of the Company is apportioned among the investment funds, and Mr. Breeden has no interest in such compensation other than to the extent of his pro-rata ownership interest in the investment funds.

NON-EMPLOYEE DIRECTOR STOCK OWNERSHIP GUIDELINES

During fiscal 2013, the Board revised its non-employee director stock ownership guidelines (the “guidelines”). Under the revised guidelines, each non-employee Director is required to own Company Common Stock with a value of at least six (6) times the cash portion of the annual Director fees payable to the Director (determined before giving effect to any election by the Director to receive fees in a different form). As noted previously, the cash portion of the annual Director fees for the 2014-15 term of office was $95,000 for the Chairman and $65,000 for each of the other non-employee Directors (determined before giving effect to any election by the Director to receive fees in other forms). A new Director has a period of five years from the date of initial appointment or election to satisfy the guidelines. For purposes of the guidelines, all shares held beneficially directly or indirectly by a Director and all career restricted stock units (“CRSUs”), if any, held by a Director will be counted; however, stock options are not be counted for guideline purposes. Based upon the number of shares and CRSUs held by each of our Directors as of May 29, 2015 and our share price of $66.83 per share as of the close of business on such date, each of our Directors satisfied the guidelines as of such date.

OWNERSHIP OF VOTING SECURITIES

5% OWNERS

The following table shows certain information with respect to all persons known by STERIS to beneficially own more than five percent of the Company’s outstanding Common Shares, based on 59,868,917 Common Shares outstanding as of May 31, 2015.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
BlackRock Inc. 40 East 52nd Street, New York, NY 10022	5,387,527	(1)	9.00%
FMR LLC 245 Summer Street, Boston, MA 02210	4,406,411	(2)	7.36%
The Vanguard Group, Inc. 100 Vanguard Blvd., Malvern, PA 19355	3,594,320	(3)	6.00%
RidgeWorth Capital Management, Inc., as Parent Company of Ceredex Value Advisors LLC and Certium Asset Management LLC 3333 Piedmont Road NE, Suite 1500, Atlanta, GA 30305	3,236,618	(4)	5.41%

(1)

Based solely upon information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on January 15, 2015, which Schedule specifies that BlackRock Inc. has sole voting power with respect to 5,253,155 of these shares, shared voting power with respect to none of these shares and sole dispositive power with respect to 5,387,527 of these shares and shared dispositive power with respect to none of these shares.

(2)

Based solely upon information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2015, which Schedule specifies that FMR LLC has sole voting power with respect to 136,509 of these shares, shared voting power with respect to none of these shares and sole dispositive power with respect to 4,406,411 of these shares and shared dispositive power with respect to none of these shares.

(3)

Based solely upon information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 11, 2015, which Schedule specifies that The Vanguard Group, Inc. has sole voting power with respect 79,377 of these shares, shared voting power with respect to none of these shares and sole dispositive power with respect to 3,520,243 of these shares and shared dispositive power with respect to 74,077 of these shares.

(4)

Based solely upon information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 12, 2015, which Schedule specifies that RidgeWorth Capital Management, Inc., as Parent Company for Ceredex Value Advisors LLC and Certium Asset Management LLC, has sole voting power with respect to 2,888,568 of these shares, shared voting power with respect to none of these shares and sole dispositive power with respect to all of these shares and shared dispositive power with respect to none of these shares.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table shows the beneficial ownership of our Common Shares by each director of the Company, each nominee for election as director, each of the named executive officers and all directors, nominees, and executive officers of the Company as a group, as of May 31, 2015, unless otherwise indicated below.

	Number of Shares Beneficially Owned as of May 31, 2015(1)
Name of Beneficial Owner	Shares Owned Directly and Indirectly(2)	Stock Options Exercisable Within 60 Days of May 31, 2015	Total Stock-Based Ownership
Walter M Rosebrough, Jr.(3)	261,457	94,000	355,457
Michael J. Tokich	36,344	86,100	122,444
Sudhir K. Pahwa	20,540	30,226	50,766
David A. Johnson	28,370	7,750	36,120
J. Adam Zangerle	15,064	26,063	41,127
Richard C. Breeden	97,537	25,066	122,603	(4)
Cynthia L. Feldmann	10,000	7,999	17,999
Jacqueline B. Kosecoff(3)	30,362	38,453	68,815
David B. Lewis	6,684	9,472	16,156
Kevin M. McMullen	32,231	19,212	51,443
Mohsen M. Sohi	16,825	33,318	50,143
John P. Wareham	31,560	23,494	55,054
Loyal W. Wilson	23,525	29,212	52,737
Michael B. Wood	28,732	33,796	62,528
All Directors, Nominees, and Executive Officers as a group (17 persons)	721,469	504,874	1,226,343

(1)

As of April 30, 2015, (a) none of the directors and executive officers beneficially owned 1% or more of our outstanding Common Shares and (b) the directors, nominees and executive officers of the Company as a group beneficially owned approximately 2.12% of the outstanding Common Shares (including shares subject to stock options exercisable by them within 60 days).

(2)

Included are (a) Common Shares beneficially owned outright; (b) restricted Common Shares; (c) Common Shares held in the Company’s 401(k) plan; and Common Shares held through a trust. Except as otherwise provided in the following footnotes, all listed Beneficial Owners have sole voting power and sole investment power as to the Common Shares listed in this column.

(3)

With respect to the Common Shares listed in the first column, the following Beneficial Owners have shared voting power and shared investment power: Mr. Rosebrough as to 90,000 Common Shares; and Dr. Kosecoff as to 9,063 Common Shares.

(4)

Based on disclosures in Mr. Breeden’s prior SEC filings, Mr. Breeden has disclaimed beneficial ownership of these shares which shares are held by investment funds managed by Breeden Capital Management LLC, a registered investment adviser of which Mr. Breeden is the managing member.

	Total Number of Shares Beneficially Owned by and CRSUs (as defined below) of Non-Employee Directors as of May 31, 2015
Name of Beneficial Owner	Total Stock-Based Ownership(1)	CRSUs	Total Stock Based Ownership Including CRSUs
Richard C. Breeden	122,603	5,587	128,190
Cynthia L. Feldmann	17,999	5,110	23,109
Jacqueline B. Kosecoff	68,815	2,845	71,660
David B. Lewis	16,156	6,177	22,333
Kevin M. McMullen	51,443	—	51,443
Mohsen M. Sohi	50,143	—	50,143
John P. Wareham	55,054	4,111	59,165
Loyal W. Wilson	52,737	8,434	61,171
Michael B. Wood	62,528	1,309	63,837

(1)	All numbers are from column 3 of the first table above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on Company records and information, including a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company, the Company believes that all filing requirements applicable to directors, executive officers, and greater than 10% shareholders under Section 16(a) of the Securities Exchange Act of 1934 for the fiscal year ended March 31, 2015 were complied with on a timely basis.

SHAREHOLDER NOMINATIONS OF DIRECTORS AND NOMINEE CRITERIA

The Nominating and Governance Committee will consider shareholder recommendations for candidates to be nominees for election to the Board of Directors if such recommendations are in writing and set forth the information listed below. Such recommendations must be submitted to STERIS Corporation, 5960 Heisley Road, Mentor, Ohio 44060-1834, Attention: Secretary, and must be received at our executive offices not less than 60 and not more than 90 days prior to the Annual Meeting of Shareholders. All shareholder recommendations for director nominee candidates must set forth the following information:

1.

The name and address of the shareholder recommending the proposed director nominee for consideration as that information appears on our records, the telephone number where the shareholder can be reached during normal business hours, the number of shares owned by the shareholder, and the length of time the shares have been owned by the shareholder. If the person recommending the proposed director nominee is not a shareholder of record or if the shares are owned by an entity, reasonable evidence of the person’s beneficial ownership of the shares or the person’s authority to act on behalf of the entity;

2.

Complete information as to the identity and qualifications of the proposed director nominee, including the full legal name, age, business and residence addresses and telephone numbers, and other contact information, the number of shares owned by the proposed director nominee, and the principal occupation and employment of the proposed director nominee, including his or her occupation for at least the past five years, with a reasonably detailed description of the background, education, professional affiliations, and business and other relevant experience (including directorships, employments, and civic activities) and qualifications of the proposed director nominee;

3.	The reasons why, in the opinion of the recommending shareholder, the proposed director nominee is qualified and suited to be a director of STERIS;

4.	The disclosure of any relationship of the proposed director nominee with STERIS or any of our subsidiaries or affiliates, whether direct or indirect;

5.

A description of all relationships, arrangements, and understandings between the proposing shareholder and the proposed director nominee and any other person(s) (naming such person(s)) pursuant to which the proposed director nominee is being proposed or would serve as a director, if elected; and

6.

A written acknowledgement by the proposed director nominee that he or she has consented to being considered as a nominee, has consented to an investigation into his or her background, education, experience, and other qualifications if the Nominating and Governance Committee desires to do so, has consented to be named in our proxy statement, if so determined, and has consented to serve as a director of STERIS, if elected.

There are no specific, defined, qualifications or specific qualities or skills that are necessary for director candidates to possess. In evaluating proposed director nominees, the Nominating and Governance Committee will consider such factors as it deems appropriate, consistent with the Board’s Governance Guidelines, and other factors identified from time to time by the Board of Directors. The Nominating and Governance Committee will consider the entirety of each proposed director nominee’s credentials. As a general matter, the Committee will consider factors such as personal and professional ethics, integrity, commitment, judgment, independence, possible conflicts of interest, experience, diversity of background, availability, comparison of the approach of incumbent members of the Board of Directors, and ability to represent the interests of all shareholders, not just those of a particular philosophy or constituency.

The Nominating and Governance Committee will consider all information provided that it deems is relevant to a proposed director nominee’s nomination as a director of the Company. Following such consideration, the

Committee may seek additional information regarding, and may request an interview with, any proposed director nominee whom it wishes to continue considering. Based upon all information available to it and any interviews it may have conducted, the Committee will meet to determine whether to recommend the proposed director nominee to the Board of Directors. The Committee will consider proposed director nominees recommended by shareholders on the same basis as proposed director nominees from other sources, subject to the procedures described herein and in the Company’s Amended and Restated Code of Regulations, as amended from time to time.

The Nominating and Governance Committee utilizes a variety of methods for identifying and evaluating director nominees. Candidates may be recommended by current members of the Board of Directors, third-party search firms or shareholders. The Nominating and Governance Committee generally does not consider recommendations for director nominees submitted by other constituencies. In order to preserve its impartiality, the Nominating and Governance Committee will not consider any recommendations from shareholders that are not submitted in accordance with the procedures set forth above.

SHAREHOLDER PROPOSALS

In response to matters submitted by shareholders for consideration at special or annual meetings of shareholders, the Nominating and Governance Committee shall designate one or more members of management to review properly submitted proposals and to obtain all necessary information to allow management designees to present the shareholder proposal to the Nominating and Governance Committee for further consideration. Upon submission of a shareholder proposal to the Nominating and Governance Committee, the Committee will evaluate and make recommendations, as appropriate, to the Board of Directors, with respect to the proposal. This evaluation by the Nominating and Governance Committee may include, without limitation, consideration of (a) the appropriateness of the proposal, (b) applicable requirements of our Articles of Incorporation and Amended and Restated Code of Regulations, as amended from time to time, (c) legal requirements, including requirements under applicable federal and state law, (d) whether the shareholder proposal previously has been submitted to shareholders for a vote, and if so, the vote received for and against the proposal, (e) the best interests of all shareholders, (f) the impact that implementation of the proposal would have on the overall operations of the business, (g) whether the proposal would result in appropriately accomplishing the goals and objectives described in the proposal, and (h) any other considerations that the Nominating and Governance Committee may deem appropriate. The process of evaluation may include communication directly with the shareholder proponent by the Nominating and Governance Committee or the management designees, as the Nominating and Governance Committee may deem appropriate.

The deadline for shareholders to submit proposals to be considered for inclusion in the proxy statement for the 2016 Annual Meeting of Shareholders is expected to be March 15, 2016. However, if the date of the 2016 Annual Meeting is changed by more than 30 calendar days from the date on which this year’s meeting is held, a proposal must be received by the Company a reasonable time before the proxy solicitation in connection with the meeting is made.

Additionally, a shareholder may submit a proposal for consideration at the 2016 Annual Meeting of Shareholders, but not for inclusion in the proxy statement, if that proposal is submitted not less than 120 calendar days in advance of the anniversary of the previous year’s annual meeting, which deadline will be April 29, 2016. The Company’s proxy statement for the 2016 Annual Meeting of Shareholders will give discretionary authority to proxy holders to vote with respect to properly submitted proposals not included in such Proxy Statement. For a proposal to be properly requested by a shareholder to be brought before the 2016 Annual Meeting of Shareholders, the shareholder must comply with all of the requirements in STERIS’s Amended and Restated Code of Regulations and as further amended from time to time, as well as the timeliness requirements described above.

MISCELLANEOUS MATTERS

There are no miscellaneous matters.

For information on how to obtain directions to be able to attend the 2015 Annual Meeting and vote in person, please contact our Investor Relations department at http://www.steris.com/about/ir/index.cfm.

ANNUAL REPORT

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Shareholders to be held on August 27, 2015

This Proxy Statement and our Annual Report to Shareholders of the Company for the fiscal year ended March 31, 2015, which includes financial statements of the Company for the fiscal year then ended, are available free of charge at www.proxyvote.com.

By Order of the Board of Directors,

J. ADAM ZANGERLE

Secretary

July 8, 2015

APPENDIX A

STERIS CORPORATION

SENIOR EXECUTIVE MANAGEMENT INCENTIVE COMPENSATION PLAN,

AS AMENDED AND RESTATED EFFECTIVE APRIL 1, 2015

1. Background and Purpose. The STERIS Corporation Senior Executive Management Incentive Compensation Plan, sometimes referred to as the STERIS Corporation Senior Executive Incentive Compensation Plan (“Senior Plan”) was approved most recently by the Shareholders of STERIS Corporation (the “Company”) in July of 2010, effective April 1, 2010. The purpose of the Senior Plan is to attract and retain key executives for the Company and its Subsidiaries and to provide such persons with incentives for superior performance. Incentive Compensation payments made under the Senior Plan are intended to constitute qualified “performance-based compensation” for purposes of Section 162(m) of the Code (as hereinafter defined) and Section 1.162-27 of the Regulations (as hereinafter defined), and the Senior Plan shall be construed consistently with such intention. These provisions of the Code and Regulations require that the Company again obtain approval of the Senior Plan, as well as approval of certain modifications to be made herein, by the Company’s Shareholders. Accordingly, the Company has determined to amend and restate the provisions of the Plan, effective April 1, 2015, for fiscal years beginning on and after that date, subject to the provisions of Section 13. The provisions of the Senior Plan, as in effect prior to April 1, 2015, shall continue to apply in accordance with their terms to periods prior to that date. All succeeding references to the term “Plan” mean the Senior Plan, as amended and restated herein.

2. Definitions. As used in this Plan, the following terms have the meanings specified:

“Board” means the Board of Directors of the Company.

“Change of Control” means the occurrence of any of the following at any time on or after April 1, 2010;

(a)

Any person (other than Company, any of its Subsidiaries, any employee benefit plan or employee stock ownership plan of Company, or any person organized, appointed, or established by Company for or pursuant to the terms of any such plan), alone or together with any of its affiliates, becomes the beneficial owner of 15% or more (but less than 50%) of the Common Shares of Company then outstanding;

(b)

Any person (other than Company, any of its Subsidiaries, any employee benefit plan or employee stock ownership plan of Company, or any person organized, appointed, or established by Company for or pursuant to the terms of any such plan), alone or together with any of its affiliates, becomes the beneficial owner of 50% or more of the Common Shares of Company then outstanding;

(c)

Any person commences or publicly announces an intention to commence a tender offer or exchange offer the consummation of which would result in the person becoming the beneficial owner of 15% or more of the Common Shares of Company then outstanding;

(d)

At any time during any period of 24 consecutive months, individuals who were directors at the beginning of the 24-month period no longer constitute a majority of the members of the Board of Directors of Company, unless the election, or the nomination for election by Company’s shareholders, of each director who was not a director at the beginning of the period is approved by at least a majority of the directors who (i) are in office at the time of the election or nomination and (ii) were directors at the beginning of the period;

(e)

A record date is established for determining shareholders entitled to vote upon (i) a merger or consolidation of Company with another corporation in which those persons who are shareholders of Company immediately before the merger or consolidation are to receive or retain less than 50% of the stock of the surviving or continuing corporation, (ii) a sale or other disposition of all or substantially all of the assets of Company, or (iii) the dissolution of Company;

(f)

(i) Company is merged or consolidated with another corporation and those persons who were shareholders of Company immediately before the merger or consolidation receive or retain less than 50% of the stock of the surviving or continuing corporation, (ii) there occurs a sale or other disposition of all or substantially all of the assets of Company, or (iii) Company is dissolved; or

(g)

Any person who proposes to make a “control share acquisition” of Company, within the meaning of Section 1701.01(Z) of the Ohio General Corporation Law, submits or is required to submit an acquiring person statement to Company.

Notwithstanding anything herein to the contrary, if an event described in clause (b), clause (d), or clause (f) above occurs, the occurrence of that event will constitute an irrevocable Change of Control. Furthermore, notwithstanding anything herein to the contrary, if an event described in clause (c) occurs, and the Board of Directors either approves such offer or takes no action with respect to such offer, then the occurrence of that event will constitute an irrevocable Change of Control. On the other hand, notwithstanding anything herein to the contrary, if an event described in clause (a), clause (e), or clause (g) above occurs, or if an event described in clause (c) occurs and the Board of Directors does not either approve such offer or take no action with respect to such offer as described in the preceding sentence, and a majority of those members of the Board of Directors who were Directors prior to such event determine, within the 90-day period beginning on the date such event occurs, that the event should not be treated as a Change of Control, then, from and after the date that determination is made, that event will be treated as not having occurred. If no such determination is made, a Change of Control resulting from any of the events described in the immediately preceding sentence will constitute an irrevocable Change of Control on the 91 st day after the occurrence of the event.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Compensation Committee of the Board or any other committee appointed by the Board to administer the Plan; provided, however, that in any event the Committee shall be comprised of not less than two directors of the Company, each of whom shall qualify as an “outside director” for purposes of Section 162(m) of the Code and Section 1.162-27(e) (3) of the Regulations.

“Eligible Executive” means the Company’s Chief Executive Officer and any other executive officer or other employee of the Company or a Subsidiary designated by the Committee.

“Incentive Compensation” means, for each Eligible Executive, a compensation opportunity amount determined by the Committee pursuant to Section 5 below.

“Performance Objectives” means the performance objective or objectives established pursuant to this Plan for Eligible Executives. Performance Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Eligible Executive or of the Subsidiary, division, department or function within the Company or one or more Subsidiaries in which the Eligible Executive is employed or for which the Eligible Executive has responsibilities. The Performance Objectives shall be limited to specified levels of Company (or Subsidiary, division, department or function) performance, or such performance relative to peer company performance, in one or more, or a combination, of the following: earnings per share, return on invested capital, return on total capital, return on assets, return on equity, total shareholder return, stock value, net income, revenue, free cash flow, cash flow, operating profit, gross margin and/or contribution margin, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, productivity improvement, and expense or liability reduction.

“Regulations” mean the Treasury Regulations promulgated under the Code, as amended from time to time.

“Subsidiary” means a corporation, partnership, joint venture, unincorporated association or other entity in which the Company has a direct or indirect majority ownership or other equity interest.

3. Administration of the Plan. The Plan shall be administered by the Committee, which shall have full power and authority to construe, interpret and administer the Plan and shall have the exclusive right to establish

Performance Objectives and the amount of Incentive Compensation payable to each Eligible Executive upon the achievement of the specified Performance Objectives, as well as any other terms or conditions that may be required in order for an Eligible Executive to receive a payment of Incentive Compensation.

4. Eligibility. Eligibility under this Plan is limited to Eligible Executives designated by the Committee in its sole and absolute discretion.

5. Awards.

(a)

Not later than the 90th day of each fiscal year of the Company, the Committee shall establish the Performance Objectives for each Eligible Executive and the amount of Incentive Compensation payable (or formula for determining such amount) upon full achievement of the specified Performance Objectives for such fiscal year. The Committee may further specify in respect of the specified Performance Objectives a minimum acceptable level of achievement below which no Incentive Compensation payment will be made and set forth a formula for determining the amount of any payment to be made if performance (i) is at or above the minimum acceptable level but falls short of full achievement of the specified Performance Objectives or (ii) exceeds full achievement of the specified Performance Objectives. The Committee may not modify any terms of awards established pursuant to this Section, except in connection with the death or disability of an Eligible Executive or a Change of Control or to the extent that after such modification the Incentive Compensation would continue to constitute qualified “performance-based compensation” for purposes of Section 162(m) of the Code.

(b)	The Committee retains the discretion to reduce the amount of any Incentive Compensation that would be otherwise payable to an Eligible Executive (including a reduction in such amount to zero).

(c)

Notwithstanding any other provision of the Plan to the contrary, the Incentive Compensation paid to an Eligible Executive under the Plan for a fiscal year shall not exceed two and one-half (2 1/2) times the applicable Eligible Executive’s annual base salary, and in no event shall such Incentive Compensation exceed Two Million Five Hundred Thousand Dollars ($2,500,000.00).

6. Committee Certification. As soon as reasonably practicable after the end of each fiscal year of the Company, the Committee shall determine whether the Performance Objectives have been achieved and the amount of the Incentive Compensation to be paid to each Eligible Executive for such fiscal year and shall document such determinations.

7. Payment of Incentive Compensation. Incentive Compensation payable in respect of any fiscal year shall be paid no later than two and a half months after the end of such fiscal year.

8. No Right to Compensation or Continued Employment. Neither participation in the Plan, the provision for or payment of any amounts hereunder nor any action of the Company, the Board or the Committee with respect to the Plan shall be held or construed to confer upon any person (a) any legal right to receive, or any interest in, Incentive Compensation or any other benefit under the Plan, or (b) any legal right to continue to serve as an officer or employee of the Company or any Subsidiary, or (c) any relief from or modification to any other agreement with or other obligation to the Company or any Subsidiary .

9. Withholding. The Company shall have the right to withhold, or require an Eligible Executive to remit to the Company, an amount sufficient to satisfy any applicable federal, state, local or foreign withholding tax requirements imposed with respect to the payment of any Incentive Compensation.

10. Incentive Compensation Forfeiture. If the Company’s financial statements for any fiscal year beginning on or after April 1, 2015 are restated (in any respect) due to material noncompliance with any financial reporting requirement as a result of intentional misconduct of an Eligible Executive (“Forfeiting Participant”), the Committee shall have the discretion to cause the Company to require the Forfeiting Participant to return or forfeit, as applicable, all or a portion (but not more than one-hundred percent (100%)) of the Incentive

Compensation award or payment for such fiscal year, in addition to all other rights and remedies the Company may have in respect of the Forfeiting Participant. The amount to be recovered from or forfeited by the Forfeiting Participant shall be up to the amount by which the Incentive Compensation award or payment exceeded the amount that would have been payable to the Forfeiting Participant had the Company’s financial statements for the applicable fiscal year been initially filed as restated (including, but not limited to, the entire award or payment), as determined by the Committee. The Committee shall determine whether the Company shall effect any such recovery (i) by seeking repayment from the Forfeiting Participant, (ii) by reducing (subject to applicable law and the terms and conditions of the applicable plan, program or arrangement) the amount that would otherwise be payable to the Forfeiting Participant under any compensatory plan, program or arrangement maintained by the Company, (iii) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with the Company’s compensation practices, and/or (iv) by any combination of the foregoing.

11. Nontransferability. Except as expressly provided by the Committee, the rights and benefits under the Plan shall not be transferable or assignable other than by will or the laws of descent and distribution.

12. Amendment and Termination. The Committee may amend the Plan from time to time, provided that any such amendment is subject to approval by the shareholders of the Company to the extent required to satisfy the requirements of Section 162(m) of the Code and the Regulations thereunder and provided further that any such amendment shall not cause the amount of Incentive Compensation payable in respect of any fiscal year to be increased as compared to the amount that would have been paid in accordance with the terms previously established for such fiscal year. The Committee may also terminate the Plan, on a prospective basis only, at any time.

13. Effective Date. Subject to and contingent upon its approval by the Company’s Shareholders, this Plan shall become effective for Company fiscal years beginning on and after April 1, 2015, subject to any further shareholder approvals (or reapprovals) mandated for performance-based compensation under Section 162(m) of the Code, and the Regulations thereunder, and subject to the right of the Board to terminate the Plan, on a prospective basis only, at any time.

STERIS CORPORATION 5960 HEISLEY ROAD MENTOR, OH 44060-1834

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy card and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions below to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M94953-P68393 KEEP THIS PORTION FOR YOUR RECORDS — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

STERIS CORPORATION		For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	The Board of Directors recommends a vote FOR all the below nominees.	All	All	Except
	Vote on Directors	☐	☐	☐
1. Election of Directors

Nominees:
01) Richard C. Breeden 02) Cynthia L. Feldmann 03) Jacqueline B. Kosecoff 04) David B. Lewis 05) Kevin M. McMullen	06) Walter M Rosebrough, Jr. 07) Mohsen M. Sohi 08) John P. Wareham 09) Loyal W. Wilson 10) Michael B. Wood

	The Board of Directors recommends a vote FOR Proposals 2, 3, and 4 and AGAINST Proposal 5.				For	Against	Abstain

	2. To approve the Company’s Senior Executive Management Incentive Compensation Plan, as amended and restated effective April 1, 2015.				☐	☐	☐

	3. To approve, on a non-binding advisory basis, the compensation of our named executive officers.				☐	☐	☐

	4. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2016.				☐	☐	☐

	5. To consider a shareholder proposal, if properly presented at the Annual Meeting.				☐	☐	☐

In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting or at any adjournment thereof.

NOTE: Please sign exactly as name above. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure the shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on

August 27, 2015:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

Sign and date proxy card on the reverse side.

Please fold and detach direction form at perforation before mailing.

— — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — —

M94954-P68393

PROXY	STERIS CORPORATION	PROXY

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON AUGUST 27, 2015

This Proxy is solicited by the Board of Directors

At the Annual Meeting of Shareholders of the Company to be held on August 27, 2015, and at any adjournment thereof, Walter M Rosebrough, Jr., John P. Wareham, Michael J. Tokich, J. Adam Zangerle, Ronald E. Snyder and Dennis P. Patton, and each of them, with full power of substitution in each (the “Proxies”), are hereby authorized to represent me and to vote the shares on the following Proposals:

1.        To elect directors to serve for a one-year term of office expiring at the Company’s 2016 Annual Meeting of Shareholders. The nominees for the Board of Directors are: Richard C. Breeden, Cynthia L. Feldmann, Jacqueline B. Kosecoff, David B. Lewis, Kevin M. McMullen, Walter M Rosebrough, Jr., Mohsen M. Sohi, John P. Wareham, Loyal W. Wilson, and Michael B. Wood.

2.        To approve the STERIS Corporation Senior Executive Management Incentive Compensation Plan, as amended and restated effective April 1, 2015.

3.        To approve, on a non-binding advisory basis, the compensation of our named executive officers.

4.        To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2016.

5.        To consider a shareholder proposal, if properly presented at the Annual Meeting.

The Board of Directors recommends votes FOR the election of the nominees listed above, FOR approval of the Company’s Senior Executive Management Incentive Plan, as amended and restated effective April 1, 2015, FOR approval, on a non-binding advisory basis, of the compensation of our named executive officers, and FOR the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2016, and AGAINST the shareholder proposal, if properly presented at the Annual Meeting.

Unless otherwise specified, this Proxy will be voted FOR the election of the nominees listed above, FOR approval of the Company’s Senior Executive Management Incentive Plan, as amended and restated effective April 1, 2015, FOR approval, on a non-binding advisory basis, of the compensation of our named executive officers, and FOR the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2016, and AGAINST the shareholder proposal, if properly presented at the Annual Meeting and, in the Proxies’ discretion, on all other matters as may properly come before the meeting or any adjournment thereof.

SEE REVERSE SIDE.

STERIS CORPORATION 5960 HEISLEY ROAD MENTOR, OH 44060-1834

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, direction form and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions below to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 5:00 PM on August 21, 2015, for tabulation. Have your direction form in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 5:00 PM on August 21, 2015, for tabulation. Have your direction form in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your direction form and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M94955-Z66245 KEEP THIS PORTION FOR YOUR RECORDS — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
THIS DIRECTION FORM IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

STERIS CORPORATION		For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	The Board of Directors recommends a vote FOR all the below nominees.	All	All	Except
Vote on Directors		☐	☐	☐
1. Election of Directors

Nominees:
01) Richard C. Breeden 02) Cynthia L. Feldmann 03) Jacqueline B. Kosecoff 04) David B. Lewis 05) Kevin M. McMullen	06) Walter M Rosebrough, Jr. 07) Mohsen M. Sohi 08) John P. Wareham 09) Loyal W. Wilson 10) Michael B. Wood
	The Board of Directors recommends a vote FOR Proposals 2, 3, and 4 and AGAINST Proposal 5.				For	Against	Abstain

	2. To approve the Company’s Senior Executive Management Incentive Compensation Plan, as amended and restated effective April 1, 2015.				☐	☐	☐
	3. To approve, on a non-binding advisory basis, the compensation of our named executive officers.				☐	☐	☐
	4. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2016.				☐	☐	☐
	5. To consider a shareholder proposal, if properly presented at the Annual Meeting.				☐	☐	☐
In its discretion, the Trustee is authorized to vote upon such other matters as may properly come before the meeting or at any adjournment thereof.

NOTE: Please sign exactly as name above. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure the shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on

August 27, 2015:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

Sign and date direction form on the reverse side.

      Please fold and detach direction form at perforation before mailing.

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — —

M94956-Z66245

DIRECTION FORM	STERIS CORPORATION	DIRECTION FORM

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON August 27, 2015

Instructions for Voting Shares Held by Vanguard Fiduciary Trust Company, Trustee under the

STERIS Corporation 401(k) Plan and Trust (the “Plan”)

Pursuant to the Plan, and in my capacity as a Named Fiduciary for this purpose, I hereby direct Vanguard Fiduciary Trust Company, as Trustee, to vote in person or by proxy (i) all Common Shares of the Company credited to the employer stock fund account under the Plan and (ii) all Common Shares of the Company credited to accounts under the Plan for which the Trustee does not receive direction, at the Annual Meeting of Shareholders of the Company to be held on August 27, 2015, and at any adjournment thereof, as specified on the reverse side of this direction form on all matters properly coming before said meeting, including:

1.        To elect directors to serve for a one-year term of office expiring at the Company’s 2016 Annual Meeting of Shareholders. The nominees for the Board of Directors are: Richard C. Breeden, Cynthia L. Feldmann, Jacqueline B. Kosecoff, David B. Lewis, Kevin M. McMullen, Walter M Rosebrough, Jr., Mohsen M. Sohi, John P. Wareham, Loyal W. Wilson, and Michael B. Wood.

2.        To approve the STERIS Corporation Senior Executive Management Incentive Compensation Plan, as amended and restated effective April 1, 2015.

3.        To approve, on a non-binding advisory basis, the compensation of our named executive officers.

4.        To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2016.

5.        To consider a shareholder proposal, if properly presented at the Annual Meeting.

The Board of Directors recommends votes FOR the election of the nominees listed above, FOR approval of the Company’s Senior Executive Management Incentive Plan, as amended and restated effective April 1, 2015, FOR approval, on a non-binding advisory basis, of the compensation of our named executive officers, and FOR the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2016, and AGAINST the shareholder proposal, if properly presented at the Annual Meeting.

ALL COMMON SHARES OF THE COMPANY HELD UNDER THE PLAN FOR WHICH THE TRUSTEE DOES NOT RECEIVE A DIRECTION (INCLUDING THOSE CREDITED TO YOUR EMPLOYER STOCK FUND ACCOUNT IF YOU DO NOT TIMELY PROVIDE THE TRUSTEE WITH A DIRECTION) WILL BE VOTED BY THE TRUSTEE IN THE SAME PROPORTION AS IT VOTES THOSE SHARES WITH RESPECT TO WHICH IT DOES RECEIVE VOTING INSTRUCTIONS REGARDING THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED ABOVE, APPROVAL OF THE COMPANY’S SENIOR EXECUTIVE MANAGEMENT INCENTIVE PLAN, AS AMENDED AND RESTATED EFFECTIVE APRIL 1, 2015, APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 31, 2016, AND CONSIDERATION OF THE SHAREHOLDER PROPOSAL, IF PROPERLY PRESENTED AT THE ANNUAL MEETING, AND ALL OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF. SEE REVERSE SIDE.

DIRECTION FORMS MUST ARRIVE AT THE OFFICES OF BROADRIDGE FINANCIAL SOLUTIONS, THE TABULATING AGENT, NO LATER THAN 5:00 P.M., EASTERN TIME, ON AUGUST 21, 2015, FOR TABULATION.

SEE REVERSE SIDE.